Exhibit 10.42

FINAL

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ALIANTE GAMING, LLC

JANUARY 6, 2006

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1	Definitions	2
ARTICLE II	FORMATION
2.1	Formation	17
2.2	Name; Licenses	17
2.3	Purposes and Powers	18
2.4	Registered Agent and Registered Office	18
ARTICLE III	MANAGEMENT
3.1	The Manager	18
3.2	Expense of Construction; Matters Relating to Construction and Development; Matters Relating to Financing the Construction of the Project	19
3.3	Manager’s Duties During Pre-Opening Period	20
3.4	Manager’s Duties During Operating Period and With Respect to Expansion Projects	20
3.5	Compensation of the Manager	20
3.6	Removal of the Manager	21
3.7	Officers	22
3.8	Conflicts of Interest; Right to Participate	23
3.9	Tax Matters Partner	24
3.10	Liability of Holding, as a Member, and Station, as Manager	25
3.11	Prohibition Against Publicly Traded Partnership	25
3.12	The Executive Committee	25
3.13	Decisions Subject to Executive Committee Approval	25
3.14	Place of Meetings and Meetings by Telephone	30
3.15	Regular Meetings	30
3.16	Special Meetings	30
3.17	Quorum	30
3.18	Manner of Acting	30
3.19	Waiver of Notice	30
3.20	Adjournment	30
3.21	Action Without a Meeting	30
3.22	Resignation	30
3.23	Removal	31
3.24	Vacancies	31
3.25	Compensation to EC Members	31
3.26	Liability to Third Parties	31
3.27	No Guarantee of Return by EC Members	31
3.28	Transactions with Company or Otherwise	31
3.29	Indemnification	31
ARTICLE IV	FINANCIAL MATTERS
4.1	Initial Capital Contributions	32
4.2	Additional Capital Contributions	32

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4.3	[Reserved]	35
4.4	Allocation of Profits and Losses	35
4.5	Distributions	36
ARTICLE V	MEMBERS; TRANSFER OF INTERESTS
5.1	Admission	36
5.2	Transfer of Interests	36
5.3	Gaming Licensing	37
5.4	Required Member Approvals	37
5.5	Meetings	37
5.6	In General	38
ARTICLE VI	DISSOLUTION, LIQUIDATION AND TERMINATION
6.1	Dissolution	40
6.2	Liquidation and Termination	40
6.3	Articles of Dissolution	41
6.4	Negative Capital Accounts	41
6.5	Limitations on Rights of Holding	41
ARTICLE VII	AMENDMENTS
7.1	Amendments	41
ARTICLE VIII	MISCELLANEOUS
8.1	Notices	41
8.2	Binding Effect	42
8.3	Headings	42
8.4	Severability	42
8.5	Further Action	42
8.6	Governing Law	42
8.7	Waiver of Action for Partition	42
8.8	Counterpart Execution	42
8.9	Publicity	43
8.10	Transition as Manager	43
8.11	Broker Fees	43
8.12	Securities Under the UCC	43

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LIST OF EXHIBITS

Exhibit A	Articles of Organization
Exhibit B	Original Operating Agreement
Exhibit C	Additional Property
Exhibit D	Example of Shared Expenses
Exhibit E	Legal Description of Losee Property
Exhibit F	Legal Description of Resort Property
Exhibit G	Restricted Area
Exhibit H	Location of Relocated Drainage Easement
Exhibit I	Notice Addresses

LIST OF SCHEDULES

Schedule 3.3	Manager’s Duties During Pre-Opening Period
Schedule 3.4	Manager’s Duties During Operating Period

ATTACHMENTS

Attachment I	Form of License and Support Agreement
Attachment II	Form of License Agreement

1

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ALIANTE GAMING, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT OF ALIANTE GAMING, LLC, dated as of January 6, 2006 (the “Effective Date”), is entered into by and among (1) ALIANTE GAMING, LLC, a Nevada limited liability company (the “Company”); (2) ALIANTE HOLDING, LLC, a Nevada limited liability company, the sole Member following the Effective Date (“Holding”); and (3) ALIANTE STATION, LLC, a Nevada limited liability company (“Station”), a wholly-owned subsidiary of Station Casinos, Inc., a Nevada corporation (“Parent”), and the Manager (as hereinafter defined); and acknowledged and agreed to by G.C. ALIANTE, LLC, a Nevada limited liability company, as a member of Holding (“GC”), and Station, as a member of Holding.  Each of the Company, Holding and the Manager is sometimes referred to herein as a “Party” and, all of them, together, are sometimes collectively referred to herein as the “Parties.”  All references to Holding in this Agreement are to Holding, in its capacity as the sole Member, unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the Company was formed by the filing of the Articles of Organization with the Nevada Secretary of State on December 16, 2005, a copy of which is attached hereto as Exhibit A (the “Articles”); and

WHEREAS, immediately prior to the GC Contribution (as defined below), the Company and GC, the then sole member of the Company, were parties to that certain Operating Agreement of Aliante Gaming, LLC, a copy of which is attached hereto as Exhibit B (the “Original Operating Agreement”); and

WHEREAS, (a) on the Effective Date, GC contributed one hundred percent (100%) of the issued and outstanding membership interests in the Company to Holding in exchange for a fifty percent (50%) membership interest in Holding (the “GC Contribution”), and Station contributedone hundred percent (100%) of the issued and outstanding membership interests in Losee Elkhorn Properties, LLC, a Nevada limited liability company (“Losee LLC”) to Holding in exchange for a fifty percent (50%) membership interest in Holding (the “Station Contribution”); and (b) immediately following the GC Contribution and the Station Contribution, Holding became the sole Member; and

WHEREAS, the Parties now desire to enter into this Agreement in order to amend and restate the Original Operating Agreement, in its entirety, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

Definitions

1.1           Definitions.  The following capitalized words and phrases have the indicated meanings in this Agreement:

“Act” means Chapter 86 of the Nevada Revised Statutes, as amended from time to time (and any corresponding provisions of succeeding law).

“Additional Property” means the additional real property generally depicted on Exhibit C.

“Additional Reserve” shall equal $5,000,000, in the aggregate, which shall be a reserve above and beyond the Reserve Fund to be funded pursuant to Paragraph (b)(ii) of Schedule 3.4; provided, however, that the Additional Reserve need not be a “cash” reserve, but rather the Manager may, to the maximum extent permitted under the terms and conditions of each and all of the Construction Financing, Expansion Financing(s) and/or Permanent Financing, maintain unencumbered funds from such credit facility to be used in lieu of such “cash-funded” Additional Reserve.

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person (excluding employees of a Person, other than executive officers and board members of such Person), (ii) any Person who is an officer or director of any Person described in Clause (i) of this definition, (iii) with respect to GC, any Greenspun Family Member, and with respect to either Parent or Station, any Fertitta Family Member, or (iv) any family member of any Person described in Clause (iii) of this definition.  For purposes of this definition, the term “family member” shall be deemed to be the spouses and lineal descendants of the Persons described in Clause (iii) of this definition.

“Affiliate Transaction” has the meaning set forth in Section 3.8(c).

“Agreement” means this Amended and Restated Operating Agreement of Aliante Gaming, LLC, together with all exhibits and schedules hereto, as amended from time to time in accordance herewith.  Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Annual Plan and Operating Budget” means the operating plan and budget for each Fiscal Year during the Operating Period, as proposed by the Manager and approved by the Executive Committee pursuant to the terms of this Agreement, setting forth in reasonable detail the Company’s projected Gross Revenues, Operating Costs, debt service requirements and capital expenditures and working capital requirements, including in each case the components thereof.  The Annual Plan and Operating Budget also shall include a concise written narrative regarding any material changes to the Project’s operating standards, policies and procedures or to the Company’s projections regarding the components of Gross Revenues or Operating Costs.  With respect to any Expansion Projects, until such time as such Expansion Project is completed, the Annual Plan and Operating Budget shall break out separately the Expansion Project Budget for such Expansion Project with comparable line items to those included in the Annual Plan and Operating Budget, to the extent applicable.

“Articles” has the meaning set forth in the Recitals.

“Bank Accounts” means those bank or financial institution accounts as are necessary for the construction, day-to-day and long-term management and operation of the Project, including the Operating Bank Account and the Reserve Fund.

“Bankrupt” means, with respect to any Person, the occurrence of any of the following:

(i)            Filing of a voluntary petition in bankruptcy or for reorganization or for adoption of an arrangement under the United States Bankruptcy Code, as amended from time to time (or any corresponding provisions of succeeding law);

(ii)           Making a general assignment for the benefit of creditors;

(iii)          The appointment by a court of a receiver for all or substantially all of the assets of such Member;

(iv)          The entry of an order for relief in the case of an involuntary petition in bankruptcy; or

(v)           The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of such Person’s assets.

“Base Management Fee” means the base management fee to be paid to the Manager pursuant to Section 3.5(a).

“Capital Account” means the capital account maintained for Holding in accordance with the following provisions:

(i)            To Holding’s Capital Account there shall be credited Holding’s Capital Contributions, Holding’s distributive share of Profits and any items in the nature of income or gain that are specially allocated to Holding hereunder, and the amount of any Company liabilities assumed by Holding or that are secured by any Company property distributed to Holding;

(ii)           To Holding’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property other than money distributed to Holding pursuant to any provision of this Agreement (other than payments made pursuant to Section 3.5 hereof), Holding’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to Holding hereunder;

(iii)          In the event that all or any part of a Holding’s Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to Holding’s Capital Account; and

(iv)          In determining the amount of any liability for purposes of the foregoing Clauses (i) and (ii) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.  The Manager, with the consent of the Executive Committee, shall make any appropriate modifications to Holding’s Capital Account in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

“Capital Contribution” means, as of any date, the amount of money and other property actually contributed to the Company by Holding through such date.  The amount of a Capital Contribution made in property other than money shall be the fair market value, net of assumed liabilities, of the contributed property as determined in good faith by the Executive Committee; provided, however, that Holding’s opening Capital Account balance on the Effective Date shall be $50,000,000.00.

“Capital Improvements and Replacements” means a capital expenditure, as defined under GAAP, for a modification, refurbishment, alteration, addition, improvement or renovation to any portion of the Project, including the Furniture, Fixtures and Equipment associated with the Project.

“Claims” has the meaning set forth in Section 3.29(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Collateral’s Fair Market Value” has the meaning set forth in Section 4.2(g).

“Company” has the meaning set forth in the introductory paragraph.

“Construction Financing” means third-party debt financing for the construction of the Project (not including any Expansion Project).

“Construction Loan Documents” means any and all documents executed in connection with the Construction Financing.

“Construction Manager” means the individual selected and appointed by the Manager with the prior approval of the Executive Committee to manage and supervise the construction activities of the Project (not including any Expansion Project) on a day-to-day basis.

“Construction Plan” means the comprehensive construction plan for the Project (not including any Expansion Project) submitted by a construction firm selected by the Executive Committee, including the estimated time frame for completion and implementation of such plan, which Construction Plan shall be approved by the Executive Committee.  The Construction Plan may be approved as a whole or in segments or by components by the Executive Committee.

“Cross-Default Party” has the meaning set forth in Section 4.2(g).

“Curable Default” has the meaning set forth in Section 4.2(g).

“Cure Collateral” has the meaning set forth in Section 4.2(g).

“Cure Cost of Capital” has the meaning set forth in Section 4.2(g).

“Cure Pledge” has the meaning set forth in Section 4.2(g).

“Curing Party” has the meaning set forth in Section 4.2(g).

“Default Amount” has the meaning set forth in Section 4.2(g).

“Default Loan” has the meaning set forth in Section 4.2(g).

“Design, Development and Construction Budget” means the aggregate hard and soft costs of construction of the Project (not including any Expansion Project), proposed by the Manager and approved by the Executive Committee, including real estate costs, all costs associated with the Resort Property, Improvements, allowances for Furniture, Fixtures and Equipment attached or used within the Project, construction and design fees, permits and licenses, Pre-Opening Plan costs, capitalized interest, and all associated financing fees through the date that the Project receives a final certificate of occupancy from the applicable governmental authority.  The Design, Development and Construction Budget may be approved as a whole or in segments or by components by the Executive Committee (e.g., the components of the Improvements, such as interior furnishings as compared to the foundation and exterior facade, etc.).

“Design Plan” means the architectural, interior design and landscaping plans for the Project (not including any Expansion Project) submitted by architectural, interior design and landscaping firms selected by the Manager and approved by the Executive Committee, which Design Plan shall be approved by the Executive Committee.  The Design Plan may be approved as a whole or in segments or by components by the Executive Committee.

“Dilution Date” has the meaning set forth in Section 4.3(d)(i) of the Aliante Operating Agreement.

“Distributable Cash” has the meaning set forth in Schedule 3.4, paragraph (k)(viii).

“EBITDA” for any period means the Company’s net income for such period (after deduction of the Base Management Fee for such period but prior to any deduction of the Incentive Management Fee for such period) plus, to the extent deducted in determining such net income, the Company’s interest, income tax, depreciation and amortization expenses (including pre-opening expenses) for such period, in accordance with GAAP consistently applied and excluding in such calculation non-operating, non-recurring gains and losses.

“EC Member” means either of the GC EC Member and the Station EC Member.

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Entitlements” has the meaning set forth in Section 5.6(h).

“Entitlements Claims/Proceedings” has the meaning set forth in Section 5.6(h).

“Excess Construction Contributions” has the meaning set forth in Section 4.2(b).

“Executive Committee” has the meaning set forth in Section 3.12.

“Exempt Affiliate” means a Person who is not a Fertitta Family Member, but who is an Affiliate solely because such Person is an investor in Parent or an investor in a successor to Parent by merger, consolidation, acquisition or similar manner, for a bona fide business purpose other than to evade the prohibition set forth in Section 3.8(a).

“Exempt Property” means a hotel and/or casino owned, operated, or managed by an investor in Parent (other than a Fertitta Family Member) or a successor to Parent (by merger, consolidation, acquisition or similar manner which is undertaken for an independent, bona fide business purpose other than to evade the prohibition set forth in Section 3.8(a)) which was owned, operated or managed by such an investor in Parent (other than a Fertitta Family Member) or a successor to Parent prior to such merger, consolidation, acquisition or similar transaction.

“Expansion Financing” means third-party debt financing for the construction of each Expansion Project and to refinance the previous construction financing therefor, as approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement.

“Expansion Project” means each additional construction project at the Project after the initial construction project if and as approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement.

“Expansion Project Budget” means the budget for each Expansion Project, which includes the aggregate hard and soft costs of construction of such Expansion Project, as approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement.

“Expansion Project Construction Manager” means the individual selected by the Manager and approved by the Executive Committee to manage and supervise the construction activities of each Expansion Project on a day-to-day basis.

“Expansion Project Construction Plan” means the comprehensive construction plan for each Expansion Project, including the estimated time frame for completion and implementation thereof, as approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement.

“Expansion Project Design Plan” means the architectural, interior design and landscaping plans for each Expansion Project submitted by architectural, interior design and landscaping firms, as approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement.

“Expansion Project Loan Documents” means any and all documents, agreements and instruments evidencing the terms and conditions of an Expansion Financing, as approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement.

“Fertitta Family Members” means Frank J. Fertitta III and Lorenzo J. Fertitta, and such Persons’ spouses and lineal descendants or trusts for the benefit of such Persons or their spouses or lineal descendants.

“Fertitta Person” means each of the Manager, Station, Parent, the Fertitta Family Members or any Affiliate of the foregoing (excluding any Exempt Affiliate).

“Fiscal Month” means an individual monthly accounting period of the Company ending on the close of business on the last day of each calendar month.

“Fiscal Year” means the Company’s fiscal year ending on December 31 of each year (or, if earlier, the date on which the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)).  The first Fiscal Year of the Company shall commence on the Effective Date, and subsequent Fiscal Years shall commence on January 1.

“Force Majeure” means war, insurrection, strikes, walkouts, riots, floods, earthquakes, fires, casualties, acts of God, acts of the public enemy, epidemics, quarantine restrictions, freight embargoes, lack of transportation, governmental restrictions, laws, rules, regulations, ordinances and/or proceedings (including, without limitation, those relating to building, zoning and land use and litigation brought by unrelated third parties, including eminent domain), unusually severe weather, inability to secure necessary labor, materials or tools, delays of any contractor, subcontractor or supplier outside the reasonable control of the affected Party, acts or failures to act (including the failure to issue Governmental Approvals or other approvals, consents, permits or licenses) of an unaffiliated party, acts or failures to act of any public or governmental agency, private or public utility or other entity (including GC with regard to Station, and Station with regard to GC) not due to the delay or fault of the affected Party, or any other causes beyond the reasonable control or without the fault of the Party claiming an extension of time to perform; provided, however, that such event actually affects such Party’s ability to perform and only for so long as it does affect such Party’s ability to perform.

“Furniture, Fixtures and Equipment” means all furniture, fixtures and equipment reasonably required for the operation of the Project, including but not limited to office furniture, computer and communications systems, specialized hotel equipment necessary for the operation of the hotel/casino, food and beverage equipment, laundries and recreational facilities, but not including any such furniture, fixtures or equipment owned by Parent, the Manager or their Subsidiaries (other than the Company) and used in the operation of the Project.  Such items also shall include specialized casino equipment, including cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment as well as surveillance equipment.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Gaming Authority” means those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction, including within the State of Nevada, specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and applicable local authorities.

“Gaming Laws” means those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in the Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board promulgated thereunder, as amended from time to time.

“Gaming Licenses” shall mean all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

“Gaming Problem” has the meaning set forth in Section 5.3(b).

“GC” has the meaning set forth in the introductory paragraph.

“GC Affiliates” has the meaning set forth in Section 4.2(f).

“GC Contribution” has the meaning set forth in the Recitals.

“GC EC Member” has the meaning set forth in Section 3.12.

“GC/Holding Capital Contribution” means each capital contribution that (a) GC is required to make to Holding pursuant to the terms of the Holding Operating Agreement and (b) which is designated in writing by Holding, at the time it makes the capital contribution call therefor, as an “Aliante Additional Capital Call” in accordance with the terms and conditions of the Holding Operating Agreement.

“GC Pledgors” has the meaning set forth in Section 4.2(f).

“General Manager” means the individual selected and appointed by the Manager with the prior approval of the Executive Committee to manage and supervise the activities of the Project on a day-to-day basis during the Operating Period.

“Governmental Approvals” means all permits, licenses, consents and approvals of agencies of the City of North Las Vegas, Nevada, Clark County, Nevada, the State of Nevada   and the United States necessary for the construction of the Project (including the Improvements) in accordance with the Master Development Plan, and operation of the Project, excluding any Gaming Licenses or liquor licenses, permits or approvals required to be obtained by the Member(s).  The material terms and conditions of all Governmental Approvals (excluding Gaming Licenses and liquor licenses) shall be subject to the prior approval of the Executive Committee; provided, however, that if neither EC Member notifies the Manager within seven (7) calendar days after such written request for approval of a material term that he objects to such term, the Executive Committee shall be deemed to have approved such material term.

“Greenspun Family Member” means any of the following people: Susan Fine, Daniel Greenspun, Jane Greenspun Gayle, Brian Greenspun, and Phillip Peckman, and each of such Persons’ spouses and lineal descendants or trusts for the benefit of any such Persons or their spouses and lineal descendants.

“Greenspun Person” means each of GC, the Greenspun Family Members or any Affiliate of the foregoing (excluding any Exempt Affiliate).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined in good faith by the Executive Committee, as of the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; and the distribution by the Company to Holding of more than a de minimis amount of property as consideration for Holding’s Membership Interest;

(ii)           The Gross Asset Value of any Company asset distributed to Holding shall be the gross fair market value of such asset, as determined in good faith by the Executive Committee, on the date of distribution;

(iii)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Clause (iii) to the extent that an adjustment pursuant to the foregoing Clause (i) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this Clause (iii); and

(iv)          The Gross Asset Value of any asset contributed to the Company shall be its agreed-upon fair-market value, adjusted for book depreciation, amortization or other cost recovery deductions for periods subsequent to its contribution in the manner provided in Clause (vi) of the definitions of “Profit” and “Loss.”

“Gross Revenues” means all cash revenues and income (excluding interest income) of any kind derived from the use or operation of the Project determined in accordance with GAAP consistently applied, including without limitation, income from gaming activities; income from rental of guest rooms; food and beverage sales; income from entertainment programs and merchandise sales; telephone, telegraph and telex revenues; rental or other payments from lessees, sublessees and concessionaires and others occupying space or rendering services at the Project (but not (A) reimbursements for utilities, taxes or similar matters, or (B) the gross receipts of such lessees, sublessees or concessionaires except to the extent the same is part of such rental payments); income from vending machines; health club fees; and the actual cash proceeds of business interruption or similar insurance and of temporary condemnation awards after deducting necessary expenses in connection with the adjustment or collection of such proceeds; excluding, however, to the extent included in cash revenues and income of any kind derived from the use or operation of the Project and without duplication, (i) any proceeds from the sale, financing or refinancing or other disposition of the Project or substantially all of the assets of the Company; (ii) any proceeds from the sale, financing, refinancing or other disposition of Furniture, Fixtures and Equipment or other capital assets; (iii) proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance); (iv) condemnation (other than temporary) awards and other amounts received by the Company in lieu of condemnation; (v) any refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Revenues or components thereof, other than complementaries provided to patrons of the Project in the ordinary course of business and consistent with the Annual Plan and Operating Budget; (vi) gratuities or service charges or other similar receipts which the Company or the Manager pays to employees or others; (vii) excise, sales, gross receipts, admission, entertainment, tourist, use or  similar taxes or charges collected from patrons or guests or as part of the sale price for goods, services or entertainment, other than taxes imposed on gaming revenues; (viii) any sum and credits received for lost or damaged merchandise; (ix) credit card processing fees and costs; and (x) bad debts.

“Holding” has the meaning set forth in the introductory paragraph.

“Holding Operating Agreement” means that certain Operating Agreement of Aliante Holding, LLC, dated as of December 16, 2005, by and among Holding, GC and Station (together with all exhibits and schedules thereto), as amended from time to time.

“Hotel/Casinos” has the meaning set forth in Exhibit D.

“Improvements” means (i) all buildings, structures and improvements to be constructed on the Resort Property and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances) in accordance with the Master Development Plan and (ii) all grading of the Resort Property.

“Incentive Management Fee” means the incentive management fee payable to the Manager pursuant to Section 3.5(b).

“Indemnitee” has the meaning set forth in Section 3.29(a).

“License Party” has the meaning set forth in Section 5.3.

“Losee Property” means the real property owned by Losee LLC.  The Losee Property is legally described on Exhibit E.

“Losee LLC” has the meaning set forth in the Recitals.

“Manager” means Station or any successor to Station approved by the Executive Committee pursuant to the terms of this Agreement.

“Master Development Plan” means the comprehensive development plan (including estimated time lines therefor) for the Project, including the Design Plan, the Construction Plan, and the Design, Development and Construction Budget, each as may be amended from time to time in accordance with the terms of this Agreement, and all as approved by the Executive Committee at any time and from time to time pursuant to this Agreement.  The components of the Master Development Plan may be approved as a whole or in segments or by components by the Executive Committee.  The Master Development Plan shall be amended from time to time to include comparable information for any and all Expansion Projects.

“Member” means Holding and any other Person that is or becomes a party to this Agreement as a member of the Company. The sole Member of the Company on the Effective Date is Holding.

“Membership Interest” means a Member’s undivided percentage interest in the Company.  Such interest includes any and all rights to which such Member may be entitled as provided in this Agreement or the Act, including such Member’s Capital Account, together with all obligations of such Member under this Agreement or the Act.  Holding’s initial percentage Membership Interest is 100%

“Minimum Gain” shall mean “partnership minimum gain” as determined in accordance with Regulations Section 1.704-2(d)(1).

“Minimum Gain Attributable to Member Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulations Section 1.704-2(i)(3).

“Notice Address” has the meaning set forth in Section 8.1.

“Notices” has the meaning set forth in Section 8.1.

“NVE” has the meaning set forth in Section 2.2(c).

“Opening” means the date on which the casino portion of the Project is first opened to the public and commences business.

“Operating Bank Account” means the Bank Account maintained by and in the name of the Company for the payment of Operating Costs and the deposit of monies related to the business, which account shall be separate and distinct from any other accounts, reserves or deposits required by this Agreement.  The Operating Bank Account shall be an interest bearing account if such an account is reasonably available and all interest earned shall be retained in the Operating Bank Account.

“Operating Consumables” means all food, beverages and other immediately consumable items utilized in operating the Project, such as soap, cleaning materials, matches, stationary, brochures, folios, and other similar items.

“Operating Costs” means, to the extent included within the Design, Development and Construction Budget, each Expansion Project Budget, or the then-current Annual Plan and Operating Budget, or to the extent otherwise approved by the Executive Committee at any time and from time to time pursuant to the terms of this Agreement, all costs and expenses of constructing, maintaining, conducting and supervising the operation of the Project which are properly attributable to the Fiscal Month or Fiscal Year under consideration in accordance with GAAP, including without limitation:

(i)            the cost of all food and beverages sold or consumed by the Company and of all Operating Supplies and Operating Consumables, with the exception of the cost of food and beverages and other items sold or consumed by lessees and sublessees;

(ii)           salaries, wages and other benefits of the Company’s personnel employed with respect to the Project, including costs of payroll taxes and employee benefits, the salaries, wages, benefits, and expenses, including travel expenses, of third-party consultants;

(iii)          the cost of all other materials, supplies, goods and services used in connection with the operation of the Project including, without limitation, heat and utilities, trash removal, office supplies, security and all other services performed by third parties, telephone and data processing equipment and other equipment;

(iv)          the cost of repairs to and maintenance of the Project to the extent not paid for from the Reserve Fund or by the actual cash proceeds of any fire or casualty insurance after deducting necessary expenses in connection with the adjustment or collection of such proceeds;

(v)           insurance and bonding premiums with respect to the Project, including, without limitation, property damage insurance, public liability insurance, workers’ compensation insurance, or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

(vi)          all taxes, assessments, water/sewer charges, and other fees and charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Company with respect to the operation of the Project;

(vii)         legal, consulting, lobbying, political and charitable contributions, accounting and other fees for professionals for services related to the development or operation of the Project;

(viii)        all expenses for marketing the Project, including all expenses of advertising, sales, promotion and public relations activities; and

(ix)           all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, gaming taxes and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP), assessments for public improvements, and municipal, county and state license and permit fees.

Operating Costs shall include Shared Expenses.  The type and estimated amount of Shared Expenses and method for calculation of the same shall be approved by the Executive Committee to fairly distribute the costs of such services when it considers the Annual Plan and Operating Budget; provided, however, that such allocation will not discriminate against the Company as compared with the allocation of such expenses among other properties operated by Parent, Manager or their Subsidiaries.  For example, subject to the prior sentence, Shared Expenses may include the costs incurred by the Manager, Parent or their respective Subsidiaries for direct salary and wages (including, without limitation, employer’s contributions under FICA, unemployment compensation or other employment taxes, and Manager’s, Parent’s or their respective Subsidiaries’ regular pension fund contributions, worker’s compensation, group life, accident, health and other health insurance premiums, profit sharing, and retirement plans, disability and other similar benefits) paid to or accrued for the benefit of employees of the Manager, Parent or their respective Subsidiaries that are assigned to perform a function for the Company that otherwise would be filled by an employee of, or third-party provider to, the Company, prorated to the extent actually attributable to each such employee’s actual time incurred for the benefit of the Company.

Operating Costs and Shared Expenses will not include (i) any costs incurred by the Manager, Parent, or Manager’s or Parent’s Subsidiaries, or GC or GC’s Affiliates that are not expressly reimbursable by the Company pursuant to the terms of this Agreement or the then-current Annual Plan and Operating Budget, such as general overhead expenses of Station, Manager, or Parent or Manager’s or Parent’s Subsidiaries, or (ii) the Base Management Fee or Incentive Management Fee.

“Operating Period” means that time period from the Opening until the liquidation of the Company.

“Operating Supplies” means all non-capital equipment necessary for the day-to-day operation of the Project, including but not limited to chips, tokens, uniforms, playing cards, glassware, linens, silverware, utensils and dishware.

“Original Operating Agreement” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the introductory paragraph.

“Party” and “Parties” have the meanings set forth in the introductory paragraph.

“Permanent Financing” means any debt financing incurred by the Company for refinancing or replacing, in whole or in part, the Construction Financing, any Expansion Financing or prior Permanent Financing on terms and conditions approved by the Executive Committee.

“Permanent Loan Documents” means any and all documents executed in connection with any Permanent Financing.

“Person” means any individual, corporation, limited liability company, partnership, trust or other entity.

“Pledge/Guaranty Document” and “Pledge/Guaranty Documents” have the meanings set forth in Section 4.2(f).

“Pre-Opening Period” means that time period from the Effective Date to the Opening.

“Pre-Opening Plan” means a written action plan and budget delineating the key actions (with estimated timelines) to be taken by the Manager on behalf of the Company to prepare the Project for the Opening, including recruitment, training, marketing, advertising, operations planning and cost estimates, in each case consistent with the Design, Development and Construction Budget, which Pre-Opening Plan shall be subject to approval by the Executive Committee.

“Problem Party” has the meaning set forth in Section 5.3(a) and (b).

“Profits” and “Losses” for each Fiscal Year (or other period) means an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Company asset is adjusted pursuant to Clause (i) or Clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement shall be excluded from such taxable income or loss; and

(vi)          If the Gross Asset Value of any Company asset is different from its adjusted tax basis at the beginning of the Fiscal Year, then, in lieu of the depreciation,

amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction bears to such beginning adjusted tax basis; provided, however, that if such beginning adjusted tax basis is zero, such amount shall be determined with reference to such beginning Gross Asset Value using any reasonable method determined by the Manager.

“Project” means, collectively, the Improvements, including all Improvements included as part of each Expansion Project.

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Reserve Fund” means a Bank Account maintained by and in the name of the Company for the payment of Capital Improvements and Replacements for the Project, which account shall be separate and distinct from any other accounts, reserves or deposits required by this Agreement.  The Reserve Fund shall be an interest bearing account if such an account is reasonably available and all interest earned shall be retained in the Reserve Fund.

“Resort Property” means the real property upon which the Project is to be developed.  The Resort Property is legally described on Exhibit F.  The Resort Property shall include the Additional Property following its acquisition by the Company.

“Restricted Activity” has the meaning set forth in Section 3.8(a).

“Restricted Area” means the property area set forth on Exhibit G.

“Restricted Period” has the meaning set forth in Section 3.8(a).

“Return on Total Project Cost” means, with respect to any Fiscal Year of the Company, the percentage determined by dividing the Company’s EBITDA for such Fiscal Year by the quotient resulting from dividing (i) the Total Project Cost as of the beginning of such Fiscal Year (excluding any Project cost associated with any unopened portion of the Project), plus the Total Project Cost as of the end of such Fiscal Year (excluding any Project cost associated with any unopened portion of the Project), by (ii) the integer two (2).  (In the event that the Incentive Management Fee is payable in any year in which there are less than twelve (12) calendar months, then the Incentive Management Fee shall be calculated in such year utilizing the EBITDA for the actual months (or portions thereof) on an annualized basis, with the Return on Total Project Costs similarly being determined based on the first and last day of the applicable period, rather than a Fiscal Year).

“Section 3.8(a) Restrictions” has the meaning set forth in Section 3.8(a).

“Shared Expenses” means Parent’s, the Manager’s or their respective Subsidiaries’ (as the case may be) allocated out-of-pocket costs (not including any mark-up or other profit margin) for shared employees and for shared services related to the Project as approved by the Executive

Committee (examples of Shared Expenses and method for allocating the same are set forth on Exhibit D).

“Station” has the meaning set forth in the introductory paragraph.

“Station Contribution” has the meaning set forth in the Recitals.

“Station EC Member” has the meaning set forth in Section 3.12.

“Station Officer” means the Chief Executive Officer, the President or any Executive Vice President of Parent.

“Station Pledgors” has the meaning set forth in Section 4.2(f).

“Station/Holding Capital Contribution” means each capital contribution that (a) Station is required to make to Holding pursuant to the terms of the Holding Operating Agreement and (b) which is designated in writing by Holding, at the time it makes the capital contribution call therefor, as an “Aliante Additional Capital Call” in accordance with the terms and conditions of the Holding Operating Agreement.

“Subsidiary” means, with respect to any Person, any other Person at least fifty percent (50%) of the economic or voting interest of which is owned by such Person.

“Tax Matters Member” has the meaning set forth in Section 3.9.

“TC” means that certain Title Commitment, No. 05-09-1341-DTL (1st Amendment), issued by the Nevada Title Company, dated as of November 17, 2005, at 7:30 a.m.

“Temporary Cell Tower Leases” means those temporary cell tower leases that encumber the Resort Property.

“Timetable” has the meaning set forth in Section 3.13(tt).

“Total Project Costs” means the total investment in the land, property, improvements, plant and equipment of the Project, in accordance with GAAP, plus pre-opening expenses, but excluding amortization and depreciation.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate or otherwise dispose of.

“Transition Period” has the meaning set forth in Section 4.2(h).

“Unsuitable Person” means the Company, Holding, Manager or an officer or EC Member of the Company, Parent, GC or an Affiliate of any such Persons, (i) who is denied or refused a Gaming License by any Gaming Authority in the State of Nevada, disqualified from eligibility for a Gaming License necessary for the ownership of or participation in non-restricted gaming in the State of Nevada, determined to be unsuitable to own or control a Membership Interest or determined to be unsuitable to be connected with a Person engaged in gaming activities in the State of Nevada by a Gaming Authority or otherwise fails to obtain a Gaming License necessary for the ownership of or participation in non-restricted gaming in the State of Nevada, or (ii) whose continued involvement in the business of the Company as a Member, Manager, officer, employee or otherwise, (A) causes the Company to lose or to be threatened with the reasonably likely loss of any Gaming License, or (B) is deemed likely, in the reasonable discretion of the EC Members and based on verifiable information or information received from the Gaming Authorities, to jeopardize or adversely affect the likelihood that the Gaming Authorities will issue a Gaming License to the Company or to adversely affect the Company’s use of or entitlement to any Gaming License or that of Holding, GC, Station or Parent, or any of their Affiliates.

“Voting Stock” means all issued and outstanding shares of a Person’s stock of any type, or class or any other security issued by such Person, entitling the holder of such stock or other security to vote for any member of such Person’s board of directors or otherwise with respect to the control and affairs of such Person.

“Withheld Taxes” has the meaning set forth in Section 4.5(b).

ARTICLE II

Formation

2.1           Formation.  The Company was formed by the filing of the Articles with the Nevada Secretary of State on December 16, 2005.

2.2           Name; Licenses.

(a)           Name.  The name of the Company is “Aliante Gaming, LLC,” and all business of the Company shall be conducted in such name or in any other name or names that are selected by the Manager with the prior approval of the Executive Committee.

(b)           License from Parent.  Subject to Executive Committee approval, the name of various portions of the Project may include some variation of the words “Station Casino,” and Parent shall license to the Company such name and all associated trademarks, logos and systems necessary for use in connection with the operation of the Project pursuant to a license agreement executed contemporaneously with this Agreement. On the Effective Date, Parent and the Company shall enter into a License and Support Agreement in substantially the form attached hereto as Attachment I.

(c)           License from NVE.  Subject to Executive Committee approval, the name of various portions of the Project may include some variation of the word “Aliante,” and GC or its affiliate(s) shall license to the Company such name and all associated trademarks and logos necessary for use in connection with the operation of the Project pursuant to a license agreement executed contemporaneously with this Agreement.  On the Effective Date, GC shall cause North Valley Enterprises, LLC, an affiliate of GC (“NVE”), to enter into with the Company, and the Company shall enter into with NVE, a License Agreement in substantially the form attached hereto as Attachment II, or as otherwise agreed by the Executive Committee.

2.3           Purposes and Powers.  The purpose of the Company is to develop and operate the Project.  In connection therewith, the Company shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any limited liability company organized pursuant to the Act, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

2.4           Registered Agent and Registered Office.  The Manager shall constitute the Company’s registered agent for purposes of the Act and the Manager shall maintain the registered office of the Company as required by the Act.  The address of the Company’s initial registered office shall be 2411 Sahara Avenue, Las Vegas, Nevada 89102.  In addition to any records required by the Act, the Manager shall maintain the following records at the registered office: (a) a current list of the full name and last known business address of Holding, as the sole Member, and the Manager; (b) a copy of the filed Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed; (c) copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the three (3) most recent years; (d) copies of this Agreement and any amendments thereto; and (e) any financial statements of the Company for the three (3) most recent years.  The Company’s registered agent and office may be changed by the Executive Committee.

ARTICLE III

Management

3.1           The Manager.  Subject to this Agreement, the approval rights vested in the Executive Committee and Holding pursuant to this Agreement and any approval rights vested in the members of Holding, the sole responsibility and authority for the management of the Company is vested in the Manager, and the Manager shall have the complete right and authority to manage the business and affairs of the Company.  The rights, duties and obligations of Station as Manager are personal to Station based on Station and Parent’s unique experience and, except as expressly set forth in this Agreement, may not be transferred, assigned or delegated without the prior approval of the Executive Committee.  Except as limited in Section 3.7, any duly authorized officer of the Manager shall have the authority to act on behalf of the Manager.  Except as set forth in this Agreement, the Manager may not resign without the approval of the Executive Committee and may be removed only as expressly set forth in this Agreement.  Holding, in its capacity as the sole Member, shall not constitute an agent of the Company or have any authority to act for or bind the Company.  The EC Members agree that they shall use commercially reasonable efforts to cooperate with the Manager as reasonably requested by the Manager in carrying out its duties under this Agreement and in complying with any restrictions placed on Holding, the EC Members or the Company by any Gaming Authority.  Notwithstanding the foregoing, the Manager shall not have the authority to dissolve or liquidate the Company except in compliance with Article VI.

(a)           Standard of Care.  In conducting the management of the Company, the Manager shall (i) comply with the provisions of this Agreement, and (ii) act in good faith in a manner reasonably believed to be in the best interests of the Company and with the same care as a prudent person would exercise in the management of its own hotel and gaming properties.  Subject to the foregoing, the Manager may reasonably rely on information, opinions, reports or statements prepared or presented by officers, employees or other agents of the Company acting within the scope of their employment or by counsel, public accountants or other advisors to the Company.

(b)           Standard of Operation.  The Manager shall operate the Project (in its respective constituent components and taken as a whole) to a standard of operation at least as high as the standard of operations at the Parent’s or the Parent’s Subsidiaries’ larger, higher quality resorts (in their respective components and each taken as a whole) as of the Effective Date (such as Santa Fe Station Hotel & Casino and Sunset Station Hotel & Casino, but not including Green Valley Ranch Station Casino or Red Rock Resort Spa Casino), unless the Annual Plan and Operating Budget would not reasonably allow the maintenance of such standard of operation.

3.2           Expense of Construction; Matters Relating to Construction and Development; Matters Relating to Financing the Construction of the Project.

(a)             Subject to the Design, Development and Construction Budget approved by the Executive Committee, the Company shall pay the fees, costs and expenses of planning, constructing, financing, designing, equipping, decorating and furnishing the Project; provided, however, that all fees, costs and expenses of relocating the drainage easement on the Resort Property shall be the sole obligation, liability and responsibility of, and shall be paid solely by, GC and/or its Affiliates and shall not be an obligation, liability or the responsibility of Holding, the Company, Parent or Station.  The Parties agree that if the design of the Project does not accommodate the existing drainage easement at either its present location or an alternative location requested by GC and approved by the Executive Committee, such easement shall be relocated to the area designated on Exhibit H.

(b)           The Parties further agree as follows:

(i)            [Reserved.]

(ii)           Upon not less than thirty (30) days prior notice, the Manager, at the direction of the Executive Committee, may terminate the Temporary Cell Tower Leases at such time as the temporary cell tower facilities interfere with the development of the Project.  Following such termination, the Company shall enter into a permanent cell tower leases on commercially reasonable terms for the placement of permanent cell tower facilities at a location on the Resort Property reasonably approved by the Executive Committee.

(iii)          The Company shall assume such obligations, if any, to construct the extension of Elkhorn Road from Valley Drive to Clayton Street as were imposed on NVE as a condition to approval of the Master Transportation Study for the Aliante Master Development Planned Community which such condition was set forth as Item 5 in correspondence dated November 13, 2001, from the City of North Las Vegas, Nevada, to G.C. Wallace.

(iv)          The Company shall enter into one or more unrecorded license agreements in form and substance approved by the Executive Committee with respect to the temporary placement of construction trailers and spoils (including caliche) stockpile on portions of the Resort Property by an Affiliate of GC and third parties.

(v)           Upon the expiration of the license agreements (or, if no such license agreements are entered into, upon not less than ninety (90) days’ prior written notice provided by the Company), GC shall cause all loose construction and other debris that is on the Resort Property on the Effective Date or placed thereon thereafter pursuant to such license agreements to be removed therefrom at the sole expense of GC.

3.3           Manager’s Duties During Pre-Opening Period.  During the Pre-Opening Period, the Manager shall make available to the Company and the EC Members its unique experience in the design and planning of modern hotels and casinos.  The Manager shall supervise the planning, designing, construction, equipping, decorating and furnishing of the Project.  Without limiting the foregoing, the Manager shall have the duties and responsibilities set forth on Schedule 3.3 during the Pre-Opening Period.

3.4           Manager’s Duties During Operating Period and With Respect to Expansion Projects.  During the Operating Period, the Manager shall provide to the Company all services customarily provided by Parent, Station or their respective Subsidiaries or Affiliates to other casinos owned or controlled by Parent, including financial, accounting, marketing, reservations, human resources and risk management services, shall afford the Company the benefit of group purchasing and similar services, and shall, subject to the Annual Plan and Operating Budget, take commercially reasonable steps to include the Company in such promotions being offered through Parent’s (or its Subsidiaries’ or Affiliates’) other casinos in the Las Vegas area.  In addition, the Manager shall provide the Company with the services of senior management personnel of Parent to the extent required to enable the Company to conduct its operations in accordance with Section 3.1(b).  Without limiting the foregoing, during the Operating Period, and, to the extent applicable, prior to the Operating Period, and for each Expansion Project, the Manager shall have the responsibilities and duties set forth on Schedule 3.4.

3.5           Compensation of the Manager.  In addition to other reimbursements expressly provided for in this Agreement, during the Operating Period but except for any period occurring after Station has been removed as Manager pursuant to Section 3.6(a), and subject to Section 3.6(b) and paragraph (k) of Schedule 3.4, the Company shall pay to Station when it is the Manager the amounts set forth below in this Section 3.5.

(a)           Base Management Fee.  The Company shall pay the Manager a Base Management Fee equal to two percent (2%) of the Company’s Gross Revenues for the applicable period.  The Base Management Fee for each Fiscal Year during the Operating Period will be paid in monthly installments in arrears immediately following the delivery of the Company’s financial statements for each Fiscal Month.  After the delivery of the Company’s audited financial statements for each Fiscal Year, appropriate adjustments shall be made for any overpayment or underpayment of Base Management Fees during such Fiscal Year on the next monthly installment of Base Management Fees due.

(b)           Incentive Management Fee.  In addition to the Base Management Fee, the Company shall pay the Manager an Incentive Management Fee in an amount equal to the sum (determined without duplication) of (i) five percent (5.0%) of the Company’s EBITDA during the Operating Period for the applicable Fiscal Year to the extent such EBITDA is positive and represents a Return on Total Project Cost of up to fifteen percent (15.0%), and (ii) ten percent  (10.0%) on that portion of the Company’s EBITDA during the Operating Period for such Fiscal Year that exceeds a fifteen percent (15.0%) Return on Total Project Costs; provided, however, that the Incentive Management Fee for any Fiscal Year shall not exceed an amount equal to five and four tenths percent (5.4%) of the Company’s EBITDA for the applicable Fiscal Year.  Five percent (5.0%) of the Company’s monthly EBITDA shall be paid monthly in arrears immediately following delivery of the Company’s financial statements for each Fiscal Month as a partial payment on the annual Incentive Management Fee.  After the delivery of the Company’s audited financial statements for each Fiscal Year, appropriate adjustments shall be made for any overpayment or underpayment of the Incentive Management Fees during such Fiscal Year on the next monthly installment of Incentive Management Fees due.

(c)           Expense Reimbursement.  The Company shall be responsible for all Operating Costs incurred in accordance with the terms and provisions of this Agreement, including the Annual Plan and Operating Budget, and will reimburse all such Operating Costs incurred thereby by or on behalf of the Manager, Holding, Parent, Station or GC pursuant to an approved Annual Plan and Operating Budget.

3.6           Removal of the Manager.

(a)           So long as GC is not in material breach of the provisions of the Holding Operating Agreement or this Agreement, the GC EC Member may give notice to the Manager that it desires to remove Station as the Manager:

(i)            upon thirty (30) days prior written notice in the event that Station defaults upon the making of any required Station/Holding Capital Contribution to Holding, if Station has not made such Station/Holding Capital Contribution within the time period required therefor under the Holding Operating Agreement, including any applicable cure period;

(ii)           upon not fewer than ten (10) days prior written notice in the event (A) Station’s Gaming License is revoked or is suspended for more than thirty (30) days in any calendar year (provided, however, that Station shall not act as Manager during any such period of revocation or suspension), (B) Station becomes Bankrupt, or (C) a trustee in bankruptcy is appointed for Parent, a receiver is appointed for substantially all of the assets of Parent, or Parent is Bankrupt and because of such Bankruptcy Station is unable to fulfill the material terms of its obligations as Manager; provided, however, that, in no event may the GC EC Member remove Station as Manager upon a determination that Station is an Unsuitable Person until the conditions contained in Clause (A) of this Clause

(ii) have been satisfied; provided, further, for the time that Station is not acting as Manager, it shall not receive the compensation set forth in Section 3.5;

(iii)          upon thirty (30) days prior written notice in the event that Station engages in an act or omission that is grossly negligent, reckless or constitutes intentional misconduct, and such action or omission has a material adverse effect on the Company (including, but not limited to, the failure to comply with the covenant set forth in Paragraph (k) of Schedule 3.3); provided, however, that such termination shall be effective with respect to any such action or omission that is susceptible to complete cure (i.e., as if there has been no such action or failure to act) only if such action or failure to act has remained uncured at the end of such thirty (30) day period; or

(iv)          if Station no longer is a member of Holding.

The GC EC Member shall give Station notice of its desire to remove Station as Manager pursuant to Section 3.6(a) within sixty (60) days after the GC EC Member has actual knowledge of the events giving rise to the right to remove Station.  If the GC EC Member does not give such written notice within such sixty (60) day period, then the GC EC Member shall not have a right to remove Station based on the grounds for which it had such actual knowledge; provided, however, that nothing herein shall prevent the GC EC Member from removing Station if it subsequently has actual knowledge of further ground(s) for removal.

(b)           Notwithstanding that the GC EC Member may not have grounds to remove Station as the Manager pursuant to Section 3.6(a), the GC EC Member nonetheless may bring an action on its own behalf or on behalf of the Company, at law, equity or pursuant to other available remedies against Station as the Manager for breach of its material obligations hereunder (including, but not limited to material breach of the standards of care and operation) as the Manager and for any damages or other costs incurred by the GC EC Member or the Company as a result of such breach, including, but not limited to, during the design and construction phase of the Project.  The Company may offset any final non-appealable judgment against the Manager against any fees owed Manager pursuant to Section 3.5.

(c)           In the event that Station is removed as Manager, Station shall have the right to require GC to acquire Station’s entire membership interest in Holding as provided for in the Holding Operating Agreement.

3.7           Officers.  Subject to applicable provisions of the Gaming Laws, the Manager shall have the authority to appoint and remove, in its sole discretion, Persons serving as operating (as opposed to corporate) officers of the Company subordinate to the General Manager and to delegate to such Persons such duties and responsibilities as the Manager shall deem to be in the best interests of the Company (except that the Manager shall not be permitted to delegate the essential management and supervisory functions of the General Manager).  All such appointments and delegations may be revocable at will by the Manager.  Notwithstanding the foregoing, the Company shall engage a Construction Manager approved by the Executive Committee at all times during the Pre-Opening Period, an Expansion Project Construction Manager during the period of the construction of any Expansion Project and a General Manager approved by the Executive Committee at all times during the Operating Period.  Either EC

Member may require the Manager to discharge the Construction Manager, Expansion Project Construction Manager or the General Manager in the event that, after notice from the Manager to such Person and a sixty (60) day opportunity to cure, such Person’s performance is unsatisfactory to such EC Member.  The second request by the same EC Member to discharge the Construction Manager, Expansion Project Construction Manager or the General Manager shall result in termination of such Person by the Manager without further notice or opportunity to cure.  If any Person appointed to serve as an officer of the Company is found to be an Unsuitable Person, the Manager shall immediately remove such person as an officer and such Person shall thereupon automatically cease to be an officer.

3.8           Conflicts of Interest; Right to Participate.

(a)           Until the fifth (5th) anniversary of the date of the Opening (the “Restricted Period”), (i) none of the Fertitta Persons, whether alone or with other Persons, shall, directly or indirectly, own, develop, manage or operate all or any portion of any hotel and/or casino (other than an Exempt Property) within the Restricted Area and (ii) none of the Greenspun Persons, whether alone or with other Persons, shall, directly or indirectly, own, develop, manage or operate all or any portion of any hotel and/or casino (other than an Exempt Property) within the Restricted Area (either of the foregoing (i) or (ii) being referred to herein as a “Restricted Activity”) (the restrictions set forth in this Section 3.8(a) are referred to herein as the “Section 3.8(a) Restrictions”); provided, however, that:

(A)          the Section 3.8(a) Restrictions shall not apply to the Losee Property;

(B)           the Section 3.8(a) Restrictions shall not apply to any New Property (as defined in and) subject to the Holding Operating Agreement; and

(C)           the Section 3.8(a) Restrictions shall not prohibit the Greenspun Persons from collectively and in the aggregate owning less than five percent (5%) of the publicly traded Voting Stock of a company involved in a Restricted Activity, or prohibit Parent, and the Fertitta Persons from collectively and in the aggregate owning less than five percent (5%) of the publicly traded Voting Stock of a company involved in a Restricted Activity, in both cases only so long as such investment is passive and without any ability or intent to exercise influence or control over the management or direction of the entity in which the Voting Stock is owned.

(b)           Subject to the Section 3.8(a) Restrictions, during the Restricted Period, a Fertitta Person, alone or with other Fertittta Persons and/or with other Persons, or a Greenspun Person, alone or with other Greenspun Persons and/or with other Persons, may acquire an interest, directly or indirectly, in whole or in part, in real property located entirely or partially within the Restricted Area, only if such Fertitta Person(s) or Greenspun Person(s), as the case may be, comply(ies) with each and all of the requirements with respect thereto set forth in the Holding Operating Agreement.

(c)           Subject to Sections 3.8(a) and 3.8(b) and any restrictions or conditions set forth in the Holding Operating Agreement, each Fertitta Person and each Greenspun Person shall be entitled to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company or to Holding.  Any transactions or agreements (other than transactions or agreements expressly contemplated by this Agreement, including reimbursement of Shared Expenses, as long as such transactions are otherwise in compliance with this Agreement) between the Fertitta Persons and the Greenspun Persons (on the one hand) and the Company (on the other) (any such transaction referred to herein as an “Affiliate Transaction”) shall be disclosed to the EC Members and members of Holding in advance and shall be on commercially reasonable, arms-length terms that are no less favorable to the Company or Holding than could be obtained from an independent third party.  No transaction with the Company shall be voidable solely because a Fertitta Person or a Greenspun Person has a direct or indirect interest in the transaction if either (i) the transaction is fair to the Company or (ii) the disinterested Manager or the disinterested EC Member, in either case knowing the material facts of the transaction and the Fertitta Person’s or Greenspun Person’s interest, authorize, approve or ratify the transaction.  Notwithstanding the foregoing, any loans to the Company by a Fertitta Person, a Greenspun Person or one or more of their Affiliates shall require the approval of the Executive Committee pursuant to the terms of this Agreement.

(d)           The Parties acknowledge that an Affiliate of GC shall be the “declarant” under the declaration of covenants, conditions and restrictions affecting the Resort Property, and that the “declarant” may take actions that are inconsistent with this Agreement, or not in the best interest of the Company, and Holding and GC shall not be in breach hereof by reason of such actions and “declarant” shall not have any duty under this Agreement to Station, Parent, Holding or the Company; provided, however, that nothing in this Section 3.8(d) shall permit such Affiliate “declarant” to engage in a Restricted Activity.

(e)           The Section 3.8(a) Restrictions shall survive the withdrawal, expulsion or other termination of GC or Station as a member of Holding, through the earlier to occur of the date that is five (5) years after the date of the Opening or three (3) years after the withdrawal, expulsion, buyout or termination of GC or Station as a member of Holding.  The rights afforded the parties in Section 3.8(b) hereto and the applicable provisions of the Holding Operating Agreement shall not apply to any real property acquired by a Fertitta Person or a Greenspun Person after the date of withdrawal, expulsion, buy-out or other termination of GC or Station as a member of Holding; provided, that any such real property shall remain subject to the Section 3.8(a) Restrictions as provided in the preceding sentence.

3.9           Tax Matters Partner.  Holding is hereby designated as the “tax matters partner” of the Company under Code Section 6231(a)(7) (the “Tax Matters Member”).  The Tax Matters Member shall give prompt notice to Holding of (i) the receipt by the Tax Matters Member of written notice that a federal, state or local taxing authority intends to examine the Company’s income tax returns for any year; (ii) receipt by the Tax Matters Member of written notice of a final partnership administrative adjustment under Code Section 6223; and (iii) receipt by the Tax Matters Member of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to any tax return of the Company.  The Tax Matters Member may not extend or waive the statute of limitations or take any other action that would compromise any tax position of the Company or Holding, without the approval of the Holding, GC or Station.

3.10         Liability of Holding, as a Member, and Station, as Manager.  Except as otherwise provided by the Act, (a) Holding (and its members) shall not be obligated personally for any debt, obligation or liability of the Company, solely by reason of being the sole Member, and (b) Station, as the Manager, shall not be obligated personally for any debt, obligation or liability of the Company or any Member solely by reason of being the Manager.  Except as otherwise provided in this Agreement or by applicable law, neither Holding, as the sole Member, nor the Manager shall have any fiduciary or other duty to the Company or Holding with respect to the business and affairs of the Company.  The Company shall indemnify Holding (and each of its members) and hold Holding (and its members) harmless from and against any and all debts, obligations, and liabilities of the Company, if any, to which Holding(or any of its members) becomes subject solely by reason of being a Member (or a member of Holdings), whether arising in contract, tort or otherwise; provided, however, that the indemnification obligation of the Company under this Section 3.10 shall be paid only from the assets of the Company .

3.11         Prohibition Against Publicly Traded Partnership.  The Manager shall take all action necessary to prevent the Company from qualifying as a publicly traded partnership within the meaning of Section 7704 of the Code.

3.12         The Executive Committee.  There shall be an executive committee (the “Executive Committee”) of the Company comprised of one (1) representative of each of Station (the “Station EC Member”)  and GC (the “GC EC Member”), so long as such Persons remain as members of Holding.  The initial Station EC Member designated by Station shall be Frank J. Fertitta III, and the initial GC EC Member designated by GC shall be Brian L. Greenspun so long as they are alive and not disabled and are not found to be Unsuitable Persons.  Station and GC shall designate their respective replacement appointees to the Executive Committee in writing to the Company and Holding and, except as set forth in the immediately preceding sentence, GC and Station may remove their respective EC Members at any time by written notice to the other parties.  Subject to Section 4.3(c) of the Holding Operating Agreement, at all times the GC EC Member shall be a Greenspun Family Member, and the Station EC Member shall be either a Fertitta Family Member or a Station Officer.  Subject to Section 4.3(c) of the Holding Operating Agreement, at any time a vacancy is created on the Executive Committee by death, removal (with or without cause) or resignation, no action shall be taken by the Executive Committee until the Executive Committee is reconstituted in accordance with the provisions of this Section 3.12, unless the member of Holding that is entitled to nominate such replacement member of the Executive Committee shall consent to the taking of such action.  In the event of a Transfer permitted pursuant to Section 5.2(a) of Holding’s entire Membership Interest, the transferee shall have the power to remove the existing EC Member(s) and appoint one (1) or more replacement EC Members; provided, however, that if Station continues to serve as the Manager following such transfer, the transferee’s proposed replacement EC Member(s) must be approved, in advance, by Station.  If any Person appointed to serve as an EC Member is found to be an Unsuitable Person, such Person shall immediately be removed as an EC Member and shall thereupon automatically cease to be an EC Member.

3.13         Decisions Subject to Executive Committee Approval.  Notwithstanding the powers of the Manager pursuant to Section 3.1, the following matters shall require the prior unanimous approval of the Executive Committee:

(a)           Any contracts, agreements (whether written or oral) or commitments (including leases of Furniture, Fixtures and Equipment) which (i) obligate the Company for a period of more than one (1) year, and (ii) subject to the Company to potential liability or payments of $250,000 or more (including any extensions thereof);

(b)           Any sale of any portion of the assets of the Company having a fair market value of $500,000 or more;

(c)           The terms of the Construction Financing, any Expansion Financing and Permanent Financing, together with the terms of any other financing for the improvement, construction or operation of the Project (including lease/purchase or similar financing transactions) which subjects the Company to principal and interest payment obligations equaling or exceeding $1,000,000 in any Fiscal Year;

(d)           Any decision (i) to approve an Expansion Project Loan Document, (ii) to amend or waive any material provisions of Construction Loan Documents, Expansion Project Loan Documents or Permanent Loan Documents, (iii) that is reasonably likely to cause an event of default under the Construction Loan Documents, Expansion Project Loan Documents or Permanent Loan Documents, (iv) that is reasonably likely to materially expand the liability of, or materially diminish the rights of, the Company under the Construction Loan Documents, Expansion Project Loan Documents or Permanent Loan Documents, (v) to acquire any portion of the loans (whether revolving or term) under the Construction Financing, Expansion Financing or Permanent Financing, whether by assignment, purchase, participation or otherwise, (vi) to engage in an acquisition (as such term may be defined in any financing documents), or (vii) that has the effect of extending the maturity of any of the obligations under any financing documents;

(e)           If any Construction Financing, Expansion Financing or Permanent Financing permits the Company to increase the aggregate amount of the facility beyond the dollar amount determined by the Executive Committee at the time it approves such Construction Financing, Expansion Financing or Permanent Financing, then the Company may not draw upon any amount in excess of such specified dollar amount without Executive Committee approval;

(f)            The Company shall not permanently reduce any portion of any Construction Financing, Expansion Financing or Permanent Financing more quickly than the required payment and amortization schedule stated in the Construction Loan Documents, Expansion Project Loan Documents or Permanent Loan Documents without the prior written approval of the Executive Committee;

(g)           Any lease termination or acquisition of a tenant’s business that exceeds $250,000;

(h)           Each Annual Plan and Operating Budget and any amendments thereto;

(i)            The value of any Capital Contribution made in property other than money;

(j)            The individual to be retained as the Construction Manager;

(k)           The general contractor, and the construction, architectural, interior design and landscaping firms for the Project;

(l)            The Construction Plan (which may be approved as a whole or in segments or by components);

(m)          The Design Plan and the Design, Development and Construction Budget (each of which may be approved as a whole or in segments or by components);

(n)           With respect to each and every Expansion Project, the Expansion Project Budget, Expansion Project Construction Manager, Expansion Project Construction Plan and Expansion Project Design Plan;

(o)           The individual to be retained as the General Manager;

(p)           The material terms and conditions of all Governmental Approvals (other than Gaming Licenses and liquor licenses); provided, however, that if neither EC Member notifies the Manager within seven (7) calendar days after receipt of a written request for approval of a material term of any Governmental Approval that he objects to such term, the Executive Committee shall be deemed to have approved such material term;

(q)           Approval of the resignation of the Manager required pursuant to Section 3.1, and  appointment of a successor Manager;

(r)            The Master Development Plan (which may be approved as a whole or in segments or by components);

(s)           The type and estimated amount of Shared Expenses and method for calculation of such Shared Expenses;

(t)            The adoption of and any amendments to the Pre-Opening Plan;

(u)           The name(s) under which the Company will conduct business;

(v)           Any change to the registered agent and/or office;

(w)          Any loans to the Company by Holding or an Affiliate of Holding;

(x)            The form, amount and timing of any additional Capital Contributions;

(y)           [Reserved];

(z)            Subject to first obtaining the prior approval of all of the members of Holding, admission of a new Member pursuant to Section 5.1, Transfers pursuant to Section 5.2(a) and each and all of the amendments to this Agreement required, necessary or desirable to give effect to the admission of such new Member or such Transfer;

(aa)         The time, date, location, matters to be addressed, manner and effectiveness of notices, quorum requirements, voting requirements, waiver of notice of, the rules regarding written consents in lieu of and all other matters relating to meetings of EC Members and the Members;

(bb)         [Reserved];

(cc)         Any change order that materially changes the Design Plan, Construction Plan, Design, Development and Construction Budget or Master Development Plan; provided, however, that if neither EC Member notifies the Manager within seven (7) calendar days after receipt of a written request for approval of such change order that he objects to such change order, the Executive Committee shall be deemed to have approved such change order;

(dd)         Capital Improvements and Replacements and expenditures therefor;

(ee)         Any decision to contest the validity or application of any governmental requirement;

(ff)           Entering into any union contracts;

(gg)         Any decision to contest any tax payment or assessment or any governmental or regulatory order or requirements;

(hh)         The accounting firm to be retained to perform the audits of the Company’s annual financial statements;

(ii)           Establishment of reserve funds in addition to the Reserve Fund;

(jj)           Any tenant, licensee or concessionaire and the terms of the leases, licenses or other occupancy agreements with respect thereto;

(kk)         The decision to commence or defend any legal action (or settlement thereof) where there is a reasonable possibility of exposure to the Company in excess of $250,000 or that could have a material adverse effect on the operation of the Project; provided, however, that if neither EC Member notifies the Manager within seven (7) calendar days after receipt of a written request for approval of the institution of such action or defense (or settlement thereof), the Executive Committee shall be deemed to have approved such action;

(ll)           Retaining legal counsel with respect to such actions described in Clause (kk);

(mm)       The establishment of parameters within which the Manager may make change orders with respect to any Expansion Project without the approval of the Executive Committee;

(nn)         Subject to first obtaining the prior approval of all of the members of Holding, dissolution of the Company pursuant to Section 6.1(a);

(oo)         Any permitted encumbrances in addition to the Permitted Exceptions (as defined in the Holding Operating Agreement);

(pp)         Any material change to the interior or exterior use, operation, functionality or appearance of the Project; provided, however, that if neither EC Member notifies the Manager within seven (7) calendar days after receipt of a written request for approval of such material change that the EC Member objects to such material change, the Executive Committee shall be deemed to have approved such material change;

(qq)         (i) Filing or causing to be filed any petition, action or an assignment by or on behalf of the Company for the benefit of creditors or in Bankruptcy or for similar relief under any statute, law or regulation, (ii) admitting or failing to contest the material allegations of a petition filed against the Company in any proceeding for reorganization, involuntary Bankruptcy or other similar proceeding or (iii) appointing, consenting to or acquiescing to the appointment of a trustee, receiver or liquidator of the Company;

(rr)           The terms and conditions of the acquisition, and the acquisition, of the Additional Property;

(ss)         The preliminary conceptual architectural design for the Project (not including any Expansion Projects), which the EC Members shall use their best efforts to agree on within six (6) months of the Effective Date;

(tt)           The preliminary timetable for construction and opening of the Project (the “Timetable”) (not including any Expansion Projects), which the EC Members agree to use best efforts to agree on within six (6) months of the Effective Date;

(uu)         The preliminary construction budget for the Project (not including any Expansion Projects), which the EC Members shall use their best efforts to agree on within six (6) months of the Effective Date;

(vv)         The term sheet for the Construction Financing and Permanent Financing for the Project, which the EC Members shall use their best efforts to agree upon, and to obtain written expressions of interest from one or more lenders interested in providing such financing to the Company, within six (6) months of the Effective Date; and

(ww)       Subject to first obtaining the prior approval of all of the members of Holding, approval of a Restricted Activity by a Person;

(xx)          Subject to first obtaining the prior approval of all of the members of Holding, approval of an Affiliate Transaction which is not on commercially reasonable terms no less favorable to the Company than could be obtained from an independent third party;

(yy)         Subject to first obtaining the prior approval of all of the members of Holding, amendments to the Articles and any amendment of this Agreement;

(zz)          Subject to first obtaining the prior approval of all of the members of Holding, any sale of the business or substantially all of the assets of the Company, or merger of the Company in which the Company is not the surviving entity and Holding does not hold a majority of the Voting Stock of the entity surviving such merger, which sale or merger is not an arms-length bona fide fair market value transaction; and

(aaa) Any other decision reserved to, or approval required by, the Executive Committee pursuant to this Agreement.

3.14         Place of Meetings and Meetings by Telephone.  All meetings of the Executive Committee may be held at any place that has been designated from time to time by resolution of the EC Members.   In the absence of such a designation, regular meetings shall be held at the principal place of business of the Company.  Any meeting, regular or special, may be held by conference telephone or similar communications equipment so long as all EC Members participating in the meeting can hear one another, and all EC Members participating by telephone or similar communications equipment shall be deemed to be present in person at the meeting.

3.15         Regular Meetings.  The Executive Committee shall not be required to have regular meetings, except as otherwise determined by the Executive Committee.

3.16         Special Meetings.  Special meetings of the Executive Committee for any purpose or purposes may be called at any time by one (1) EC Member.  Notice of the time and place of a special meeting shall be given and deemed received pursuant to Section 8.1.

3.17         Quorum.  All of the EC Members shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 3.20.

3.18         Manner of Acting.  Every act or decision of the Executive Committee shall require the affirmative unanimous approval of all of the EC Members.

3.19         Waiver of Notice.  Notice of any meeting of the Executive Committee need not be given to any EC Member who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting, or an approval of the minutes.  The waiver of notice or consent need not specify the purpose of the meeting.  All such waivers, consents, and approvals shall be filed with the records of the Company or made a part of the minutes of the meeting.  Notice of a meeting shall also be deemed given to any EC Member who attends the meeting without protesting before or at its commencement the lack of notice to that EC Member.

3.20         Adjournment.  If a quorum is not present, any EC Member present (including all EC Members participating as permitted by Section 3.14), whether or not constituting a quorum, may adjourn any meeting to another time and place.  Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than forty eight (48) hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 3.16.

3.21         Action Without a Meeting.  Any action to be taken by the Executive Committee at a meeting may be taken without such meeting by the written consent of all of the EC Members.  Any such written consent may be executed and given by telecopy or similar electronic means.

3.22         Resignation.  Any EC Member may resign at any time by giving written notice to the other EC Member, the Company, Holding, Station and GC.  The resignation of any EC Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.23         Removal.  An EC Member may only be removed pursuant to Section 3.12 or as provided for in the Holding Operating Agreement.

3.24         Vacancies.  A vacancy on the Executive Committee may only be filled in accordance with Section 3.12.

3.25         Compensation to EC Members.  The EC Members shall receive no compensation, but shall be reimbursed for their reasonable and customary expenses incurred in attending meetings of the Executive Committee.

3.26         Liability to Third Parties.  The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and no EC Member or the Manager shall be obligated personally for any such debt, obligation, or liability by reason of his or her acting as an EC Member or, except as otherwise provided in this Agreement, as the Manager.

3.27         No Guarantee of Return by EC Members.  The EC Members and the Manager do not, in any way, guarantee the return of any Capital Contributions or a profit for Holding from the operations of the Company.  Except as set forth in Section 3.8, the EC Members shall incur no liability to the Company or to Holding as a result of engaging in any other business or venture.  The EC Members shall be entitled to any other protection afforded to such EC Members under the Act.

3.28         Transactions with Company or Otherwise.  Subject to Section 3.8, the EC Members, or any agent, servant, or employee of the EC Members, may engage in and possess any interest in other businesses or ventures of every nature and description, independently or with other Persons, and neither the Company nor Holding shall have any rights, by virtue of this Agreement or otherwise, in and to such independent ventures or the income or profits derived therefrom, or any rights, duties, or obligations in respect thereof.

3.29         Indemnification.  To the fullest extent permitted by the Act:

(a)           The Company (and any receiver, liquidator, or trustee of, or successor to, the Company) shall indemnify and hold harmless the Manager and each EC Member, as well as each Affiliate of the Manager and the EC Members and their respective officers, partners, shareholders, directors, managers, members and employees (each an “Indemnitee”), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (“Claims”) (including, without limitation, all reasonable costs and expenses of defense, appeal and settlement of any and all suits, actions and proceedings involving an Indemnitee, and all costs of investigation in connection therewith) that may be imposed on, incurred by, or asserted against an Indemnitee, in any way relating to or arising out of, or alleged to relate to or arise out of the performance of any duties or services by or on behalf of the Company or any action, inaction or omission on the part of an Indemnitee in connection with managing the Company’s business and affairs or otherwise acting as Manager or the EC Members pursuant hereto; provided, however, that the indemnification obligations in this Section 3.29 shall not apply to Claims brought by Holding or the Manager; provided, further, that the indemnification obligations in this Section 3.29 shall not apply to the portion of any liability, obligation, loss, damage, penalty, cost, expense or disbursement that has been finally adjudged in a non-appealable order of court of competent jurisdiction to have resulted from (i) the gross negligence of the Manager, (ii) the intentional misconduct or actual fraud by the proposed Indemnitee or (iii) any action for which indemnification is prohibited under the Act.

(b)           The Company shall pay expenses as they are incurred by an Indemnitee in connection with any action, claim or proceeding that such Indemnitee asserts in good faith to be subject to the indemnification obligations set forth herein, upon receipt of an undertaking from such Indemnitee to repay all amounts so paid by the Company to the extent that it is finally determined that the Indemnitee is not entitled to be indemnified therefor under the terms hereof.

(c)           The indemnification and expense payments to be provided by the Company hereunder shall be paid only from the assets of the Company, and Holding shall not have any personal obligation, or any obligation to make any Capital Contribution, with respect thereto.

ARTICLE IV

Financial Matters

4.1           Initial Capital Contributions.  Holding will not be required to make an initial Capital Contribution to the Company on the Effective Date.  Holding’s opening Capital Account balance on the Effective Date shall be $50,000,000.

4.2           Additional Capital Contributions.

(a)           Except as set forth in this Section 4.2, as determined by the Executive Committee (after using commercially reasonable efforts to obtain third-party loans) or as set forth in any “make-well,” completion guaranty or similar obligation to which Holding becomes subject pursuant to the terms of the Construction Financing, Expansion Financing or Permanent Financing, Holding shall not be required to make any Capital Contribution.  Any additional Capital Contributions pursuant to this Section 4.2 shall be made by Holding as of the date that such Capital Contribution is required to be made pursuant to the terms of this Agreement, in such form and amount as may be determined by the Executive Committee.  In connection with any such additional Capital Contribution, the Company may revalue Holding’s Capital Account in accordance with Section 1.704-1(b)(2)(iv)(f) of the Regulations.  Except as expressly provided in this Agreement, Holding shall not be entitled to withdraw as a Member or to demand or receive a return of its Capital Contribution.  No obligation of Holding to make any Capital Contribution hereunder may be enforced by a creditor of the Company unless Holding expressly consents to such enforcement or to the assignment of such obligation to such creditor.

(b)           Holding shall make such additional Capital Contributions to the Company as are required to be made pursuant to the terms of this Agreement upon thirty (30) days’ prior written notice from the Executive Committee specifying (i) the amount and intended use of such Capital Contribution and (ii) the date on which such Capital Contribution is to be made.  The EC Members agree to use their best efforts to agree, within nine (9) months of the Effective Date, on the amounts of Holding’s additional Capital Contribution obligations for the construction of the

Project, based on the preliminary construction budget, and, subject to reaching such agreement, Holding acknowledges and agrees that, until the Construction Financing closes, it will make additional Capital Contributions, loans or advances, or any combination thereof, to fund construction of the Project in excess of its initial Capital Contribution.  Loans, advances and capital contributions in excess of Holding’s initial Capital Contribution are collectively referred to herein as the “Excess Construction Contributions.”  In the event the Company obtains Construction Financing and such Construction Financing permits the Company to distribute money from the proceeds of such Construction Financing to Holding, then, notwithstanding anything in this Agreement to the contrary (but subject to the terms of the Holding Operating Agreement)), the Executive Committee will cause the Company, to the maximum extent permitted by the Construction Financing (consistent with prudent business judgment and reasonable reserves), to distribute to Holding (either as a return of capital contributions or repayment of loans or advances, as the case may be) amounts of Distributable Cash equal to the aggregate amount of Excess Construction Contributions.

(c)           If any EC Member determines that reasonable financing is unavailable to meet the requirements of the current approved Annual Plan and Operating Budget, then the Executive Committee, upon thirty (30) days’ prior written notice specifying the amount of such Capital Contribution and the date on which such Capital Contribution is to be made, may demand an additional Capital Contribution from Holding to fund such current requirements, which shall be made by Holding as of the date that such Capital Contribution is required to be made pursuant to the terms of this Agreement; provided, however, the aggregate amount of such additional Capital Contributions pursuant to this Section 4.2(c) shall not exceed $20,000,000, in the aggregate, over the term of this Agreement.

(d)           If the revenues of the Project are insufficient to fund the Reserve Fund during any Fiscal Month, then any EC Member, upon thirty (30) days’ prior written notice specifying the amount of such Capital Contribution and the date on which such Capital Contribution is to be made, may demand an additional Capital Contribution from Holding to fund such Reserve Fund shortfall, which shall be made by Holding as of the date that such Capital Contribution is required to be made pursuant to the terms of this Agreement; provided, however, the aggregate amount of such additional Capital Contributions pursuant to this Section 4.2(d) shall not exceed in any Fiscal Year the difference between three percent (3%) of Gross Revenues for such Fiscal Year (or partial Fiscal Year to date) less the Reserve Fund previously funded in such Fiscal Year.  Within one hundred twenty (120) days after the end of the applicable Fiscal Year, if any additional Capital Contributions were made pursuant to this Section 4.2(d) in such Fiscal Year, the Company shall distribute to Holding the positive amount, if any, equal to the difference between (x) the sum of (I) the amounts reserved from revenues by the Company for the Reserve Fund plus (II) all additional Capital Contributions made pursuant to this Section 4.2(d) in such Fiscal Year, less (y) an amount equal to three percent (3%) of Gross Revenues for such Fiscal Year.

(e)           The Company acknowledges and understands that it is Holding’s intent to fund all additional Capital Contributions to the Company, if any, solely with and from GC/Holding Capital Contributions and Station/Holding Capital Contributions to Holding and that, if GC or Station fails to fund its GC/Holding Capital

Contributions or Station/Holding Capital Contributions, Holding may not have sufficient funds from other sources to fund its Additional Capital Contributions.

(f)            Holding acknowledges that it, Parent, Station, GC and/or Affiliates of GC (“GC Affiliates”) may execute “make-well” agreements, completion guaranties, pledge agreements, indemnity agreements, or similar surety or guaranty documents in connection with the Construction Financing, any Expansion Financing, and/or the Permanent Financing (individually a “Pledge/Guaranty Document” and collectively the “Pledge/Guaranty Documents”; GC and GC Affiliates collectively hereinafter may be referred to as the “GC Pledgors;” and Station and Parent together hereinafter may be referred to as the “Station Pledgors”).

In the event that (i) Holding is required to make a payment to the lender(s) with respect to an applicable Pledge/Guaranty Document, (ii) any collateral of Holding is pledged thereunder is foreclosed or transferred in lieu of foreclosure or (iii) any dividends or distributions with respect to any pledged collateral of Holding is used to make a payment to the lender(s) on behalf of the Company, the Station Pledgors or the GC Pledgors with respect to any Pledge/Guaranty Document, then the amount credited against (or used to reduce) amounts owed by the Company, Holding, the Station Pledgors or the GC Affiliates under the Construction Loan Documents, Expansion Project Loan Documents, Permanent Loan Documents or the Pledge/Guaranty Documents as a result of the foreclosure or transfer of the collateral shall be deemed an additional Capital Contribution by Holding to the Company for purposes of this Agreement.

In the event that (i) any GC Pledgor is required to make a payment to the lender(s) with respect to an applicable Pledge/Guaranty Document, (ii) any collateral of a GC Pledgor pledged thereunder is foreclosed or transferred in lieu of foreclosure or (iii) any dividends or distributions with respect to any pledged collateral of any GC Pledgor is used to make a payment to the lender(s) on behalf of the Company, Holding, the Station Pledgors or the GC Pledgors with respect to any Pledge/Guaranty Document, then the amount credited against (or used to reduce) amounts owed by the Company, Holding, the Station Pledgors or the GC Pledgors under the Construction Loan Documents, Expansion Project Loan Documents, Permanent Loan Documents or the Pledge/Guaranty Documents as a result of the foreclosure or transfer of the collateral shall be deemed an additional Capital Contribution by GC to Holding and then by Holding to the Company for purposes of this Agreement.

In the event that (i) any Station Pledgor is required to make a payment to the lender(s) with respect to an applicable Pledge/Guarantee Document, (ii) any collateral of a Station Pledgor pledged thereunder is foreclosed or transferred in lieu of foreclosure or (iii) any dividends or distributions with respect to any pledged collateral of a Station Pledgor is used to make a payment to the lender(s) on behalf of the Company, Holding, a Station Pledgor or a GC Pledgor with respect to any Pledge/Guaranty Document, then the amount credited against (or used to reduce) amounts owed by the Company, Holding, the Station Pledgors or the GC Pledgors under the Construction Loan Documents, Expansion Project Loan Documents, Permanent Loan Documents or the Pledge/Guaranty Documents as a result of the foreclosure or transfer of the collateral shall be deemed an additional Capital Contribution by Station to Holding and then by Holding to the Company for purposes of this Agreement.

(g)           Holding acknowledges that it, the Company, the Station Pledgors or the GC Pledgors may, under the Construction Financing, Expansion Financing or Permanent Financing, have the right to pledge additional collateral (including cash) to cure the default (a “Curable Default”) of one (1) of the Company, Holding, the Station Pledgors or the GC Pledgors under other loan documents or by reason of Bankruptcy or a similar event (a “Cure Pledge”).  In the event that a Curable Default by the Company, Holding, the Station Pledgors or the GC Pledgors occurs, then Station and Parent in the case of a Curable Default by a Station Pledgor, and GC and the GC Affiliates in the case of a Curable Default by a GC Pledgor, shall have ten (10) days from such Curable Default to make the Cure Pledge.  If they fail to do so, then the GC Pledgors in the case of the failure by a Station Pledgor, and the Station Pledgors in the case of the failure by a GC Pledgor, may make the Cure Pledge (the party failing to cure being the “Cross-Default Party,” the party making such pledge being the “Curing Party,” and the collateral pledged being the “Cure Collateral”). The Cross-Default Party shall indemnify and hold harmless the other parties from the cost of curing the Curable Default, such as reasonable attorneys’ fees, escrow costs, and filing fees, but expressly excluding the opportunity cost of such cure (e.g., the lost opportunity for other uses of the Cure Collateral), but expressly including the fair market value of the Cure Collateral valued as of the date of the pledge if the same is foreclosed or conveyed in lieu of foreclosure (the “Collateral’s Fair Market Value”).  If the Cure Collateral is foreclosed or otherwise conveyed in lieu of foreclosure, the party who pledged the Cure Collateral (or on whose behalf the Cure Collateral was pledged) may elect to treat the Collateral’s Fair Market Value as a Default Amount (as defined in the Holding Operating Agreement) or Default Loan (as defined in the Holding Operating Agreement).  In the event that a Curing Party makes a Cure Pledge, then the Cross-Default Party shall, for so long as such Cure Pledge is outstanding, on each annual anniversary date of such pledge, pay to the other Curing Party an amount equal to the lesser of (i) ten percent (10%) of the Collateral’s Fair Market Value, or (ii) the maximum permitted by law (the “Cure Cost of Capital”); such payment shall be prorated for any partial year that the Cure Pledge is outstanding.  In the event the Cure Cost of Capital is not paid when due, it shall, at the election of the non-defaulting party, constitute either a Default Amount or Default Loan under this Agreement.

(h)           In the event of the expulsion of Station as a member of Holding, or a dilution of Station under Section 4.2(f) of the Holding Operating Agreement, Station may give written notice to GC that it desires to resign as Manager; provided, however, Station shall, if requested by GC, be obligated to serve as the Manager for a period of up to thirty six (36) months (the “Transition Period”) after the expulsion or Dilution Date, during which time Station shall continue to perform its obligations hereunder and continue to receive compensation and expense reimbursement pursuant to Section 3.5, and will cooperate with GC in its efforts to engage a successor Manager of the Project.  Notwithstanding the foregoing to the contrary, Station may not resign as Manager without GC’s prior written consent (which may be given or withheld in GC’s sole discretion) if such resignation would cause a termination of the commitment for or an acceleration of the Construction Financing, Expansion Financing or Permanent Financing.

4.3           [Reserved.]

4.4           Allocation of Profits and Losses.   As long as the Company has only one Member, the Company shall be treated as a “disregarded entity” for federal income tax purposes and the sole Member shall be treating as recognizing directly the Company’s Profits and Losses and all items entering into the computation thereof.  If the Company has more than one (1) Member, this Agreement will be appropriately amended including, inter alia, as reasonably necessary to comply with the requirements for allocations being equivalent to allocations that have substantial economic effect under Treasury Regulations 1.704-1(b) and 1.704-2.

4.5           Distributions.

(a)           Distributions Prior to Liquidation.  Subject to any limitations in the Construction Financing, Expansion Financing or Permanent Financing, Distributable Cash shall be disbursed or distributed entirely to Holding twenty five (25) days after the end of each calendar quarter in an amount equal to Distributable Cash less Additional Reserves (which Additional Reserves may include unencumbered funds from the Construction Financing, Expansion Financing or Permanent Financing, as the case may be, to the maximum extent permitted under such financing).

(b)           Withholding.  The Company shall withhold and pay over to the Internal Revenue Service or other applicable taxing authority all taxes or withholdings, and all interest, penalties, additions to tax, and similar liabilities in connection therewith or attributable thereto (hereinafter “Withheld Taxes”) to the extent that the Manager reasonably determines that such withholding and/or payment is required by the Code or any other law, rule or regulation.  All amounts withheld pursuant to this Section 4.5(b) with respect to any allocation, payment or distribution to Holding shall be treated as amounts distributed to Holding pursuant to Section 4.5(a) hereof for all purposes of this Agreement.

ARTICLE V

Members; Transfer of Interests

5.1           Admission.  Holding became the sole Member as of the Effective Date.  Notwithstanding any contrary provision of the Act, the Company may admit new Members to the Company only with the prior consent of the Executive Committee on such terms and conditions as the Executive Committee approves.  No Person shall be admitted as a Member until all approvals required by the Gaming Laws are obtained.  The Parties agree to cooperate with each other and the Executive Committee in adopting and implementing each and all of the amendments to this Agreement that will be required, necessary or desirable to give effect to the admission of a new Member.

5.2           Transfer of Interests.

(a)           No Transfer Without Executive Committee Consent.  Holding may not Transfer all or any part of its Membership Interest or otherwise assign or delegate any of Holding’s rights and obligations as a Member without the prior consent of the Executive Committee.  Notwithstanding anything in this Agreement to the contrary, in the event of any Transfer by Station or GC of any or all of its membership interest in Holding in contravention of the Holding Operating Agreement, such as, but not limited to, by operation of law, Bankruptcy or the like, the transferee shall have no rights with respect to the Company, and the other member of Holding shall have the sole right to vote and appoint all EC Members.  The Parties agree to cooperate with each other and the Executive Committee in adopting and implementing each and all of the amendments to this Agreement that will be required, necessary or desirable to give effect to a Transfer.

(b)           Attempted Transfers in Contravention.  Any attempted Transfer in contravention of this Article V shall be void and of no effect and shall not bind or be recognized by the Company.  In the case of an attempted Transfer not permitted hereby, the parties attempting to engage in such Transfer shall indemnify and hold harmless (and hereby agree to indemnify and hold harmless), the Company from all costs, liabilities and damages that any of such indemnified Person may incur (including, without limitation, incremental tax liability and attorneys’ fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.

(c)           Compliance with Gaming Laws.  Notwithstanding anything to the contrary set forth herein, no Membership Interest or other ownership interest in the Company shall be issued or Transferred in any manner whatsoever except in compliance with all Gaming Laws and only after the receipt of all necessary Gaming Licenses.

5.3           Gaming Licensing.  The Company, Holding, Station, Parent and GC (each a “License Party”) each shall promptly and diligently, at its own cost, file for and seek to obtain all required Gaming Licenses for the Project.

(a)           In the event that any License Party (the “Problem Party”) has not received its Gaming License for the Project by the time of the Opening or, by virtue of its pending gaming application, is substantially impairing or impeding the receipt by the Company of the Gaming Licenses necessary for the Opening, then the Company, Holding and the members of Holding shall have the rights and obligations set forth in the Holding Operating Agreement.

(b)           If, subsequent to Opening and the initial licensing of each License Party, a Licensing Party (also, a “Problem Party”) is substantially impeding or impairing the ability of the Company to maintain its Gaming License for the Project, or is resulting in the imposition of significantly burdensome terms and conditions on any such Gaming Licenses (a “Gaming Problem”), then the Company, Holding and the members of Holding shall have the rights and obligations set forth in the Holding Operating Agreement.

5.4           Required Member Approvals.  The only matters requiring the approval of Holding, in its capacity as the sole Member, shall be those matters that are required to be submitted to Holding for its approval hereunder, if any, or by the Act.

5.5           Meetings.  No meetings of Members shall be required, except that upon the written request of Holding, the Executive Committee shall convene a meeting of Members to be held at such time and date and to address such matters as agreed to by Holding and the Executive Committee.  Meetings of Members shall be held at any place designated by the Executive Committee.  In the absence of any such designation, meetings of Members shall be held at the principal place of business of the Company.  Any meeting of Members may be held by conference telephone or similar communications equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communications equipment shall be deemed to be present in person at the meeting.

5.6           In General.  As of the Effective Date, Holding and the Manager (other than the Manager with respect to Sections 5.6(e) and (f)), hereby make each of the representations, warranties and covenants applicable to Holding or Manager as set forth in this Section 5.6, and such representations, warranties and covenants shall survive the execution of this Agreement, and be for the benefit of the Company, Holding and Manager:

(a)           Due Incorporation or Formation; Authorization of Agreement.  Such Person is a limited liability company, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, limited liability company, or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Person is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Person has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary limited liability company action.  This Agreement constitutes the legal, valid, and binding obligation of such Person enforceable in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies is subject to judicial discretion).

(b)           No Conflict With Restrictions; No Default.  Neither the execution, delivery, and performance of this Agreement nor the consummation by such Person of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Person, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of organization or operating agreement of such Person or of any material agreement or instrument to which such Person is a party or by which such Person is or may be bound or to which any of its material properties or assets is subject, (iii) will  conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Person is a party or by which such Person is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Person.

(c)           Governmental Authorizations.  Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Person under this Agreement or the consummation by such Person of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date, except as set forth in this Agreement.

(d)           Litigation.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Person, threatened against or affecting such Person or any of its properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Person’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Person; and such Person has not received any currently effective notice of any default, and such Person is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Person’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Person.

(e)           Investigation.  Holding acquired its Membership Interest based upon its own investigation, and the exercise by Holding of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise.  Holding’s acquisition of its Membership Interest was made for its own account for investment, and not with a view to the sale or distribution thereof.

(f)            Accredited Investor.  Holding is an “accredited investor” within the meaning of applicable state and federal securities laws.  Holding’s overall commitment to investments that are not readily marketable is not disproportionate to its net worth, and the acquisition of its Membership Interest will not cause such overall commitment to become excessive.

(g)           No Statute of Limitations Defense.  The Company, Holding, Parent, Station and GC agree that during any period under the Construction Loan Documents, Expansion Project Loan Documents or Permanent Loan Documents, including any Pledge/Guaranty Documents, such Persons are required to “stand still” with respect to claims against one another, each such Person agrees not to assert the statute of limitations as a defense to any action brought by another such Person to the extent such statute of limitations applies solely because of such “stand still” and all such Persons agree that any such statute of limitations period shall be tolled for the period of time that any such Person is required to “stand still.”

(h)           Manager’s Obligations with Respect to Entitlement Claims.  Notwithstanding anything herein to the contrary, in the event the Manager receives notice of any claim, assertion of a claim or other proceeding (“Entitlement Claims/Proceedings”) with respect to any governmental permits, licenses, zoning, approvals relating to the uses of, or similar land use entitlements (collectively, “Entitlements”) for the Resort Property, Manager shall promptly notify the Company, Holding, Parent and GC, and GC shall have the right, instead of the Manager, but at the expense of the Company and subject to the limitations contained in the last sentence of Paragraph (n) of Schedule 3.4, to control the defense or prosecution of such Entitlements Claims/Proceeding; provided, however, the Manager shall have the rights that GC otherwise would have under Paragraph (n) of Schedule 3.4.  In the event that GC gives notice to the Company, Holding, Parent and Manager that it desires to control such negotiations, litigation and other proceedings related to such Entitlement Claims/Proceeding, (i) GC shall provide the Company, Holding, Parent and Manager with copies of all correspondence, filings and/or submissions not less than one (1) business day prior to the delivery, filing or submission thereof and shall be entitled to participate in all negotiations, litigation and other proceedings, (ii)  neither GC nor any GC Affiliate shall take any action on behalf of the Company or otherwise in connection with such Entitlement Claims/Proceeding which would have a material adverse impact on the Entitlements for the Resort Property, (iii) if the Manager gives written notice to GC that, in the reasonable judgment of the Manager, GC is not reasonably pursuing the Entitlement/Claims Proceeding or that GC was not taking action reasonably calculated to protect the interests of the Company, the Manager may resume, and GC shall relinquish, full control of the Entitlement Claims/Proceeding on behalf of the Company, and (iv) GC may not settle such Entitlement Claims/Proceeding without the approval of the Manager (which shall not be unreasonably withheld, conditioned or delayed).  Nothing in the preceding sentence shall be construed or interpreted to prevent or prohibit GC or any GC Affiliate from appearing at or participating in any proceeding, hearing or other actions regarding Entitlements provided it does so in its individual capacity and not as a representative of, or on behalf of the Company.  Further, nothing herein shall be deemed to have modified the provisions of Section 3.8(d) or to impose any restrictions on any GC Affiliate from taking positions adverse to the Company so long as neither GC nor any GC Affiliate is controlling the Entitlement Claims/Proceeding on behalf of the Company.  In the event that GC or a GC Affiliate controls any Entitlement Claims/Proceeding, it and its Indemnitees shall be entitled to indemnification under Section 3.29 as if it were the Manager thereunder (subject to the same limitations contained therein as applicable to the Manager).

ARTICLE VI

Dissolution, Liquidation and Termination

6.1           Dissolution.  The Company shall dissolve and its affairs shall be wound up upon the occurrence of any of the following:

(a)           the Executive Committee’s consent; or

(b)           the occurrence of any other event that effects a dissolution of the Company under the Act.

6.2           Liquidation and Termination.  On dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one (1) or more EC Members as liquidating trustee.  The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne by the Company.  Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Manager.  The steps to be accomplished by the liquidating trustee are as follows:

(a)           as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause an accounting to be made by a firm of independent public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)           the liquidating trustee shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine); and

(c)           all remaining assets of the Company shall be distributed to Holding in accordance with Section 4.5(a).

6.3           Articles of Dissolution.  On completion of the distribution of Company assets as provided herein, the Company’s existence shall be terminated, and the Manager (or such other person or persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of Nevada under the Act and take such other actions as may be necessary to terminate the existence of the Company.

6.4           Negative Capital Accounts.  Holding shall not have any obligation to make any contribution to the capital of the Company with respect to any deficit balance in its Capital Account, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

6.5           Limitations on Rights of Holding.  Holding shall look solely to the assets of the Company for the return of its Capital Contribution.

ARTICLE VII

Amendments

7.1           Amendments.  Except as otherwise provided in this Article VII, and notwithstanding any contrary provision of the Act, any amendments to this Agreement and to the Articles may be adopted only with Holding’s and the Executive Committee’s consent; provided, however, that in no event may the provisions of Sections 3.1 through 3.8, 3.10, 3.13 and 3.26 through 3.29 (including the related Schedules) or this Article VII regarding amendments to such provisions be amended without the approval of the Manager as long as Station is the Manager.

ARTICLE VIII

Miscellaneous

8.1           Notices.  All notices, requests, consents and other formal communication between Holding, the Manager, the EC Members and the Company that are required or permitted under this Agreement (“Notices”) shall be in writing and shall be sent to the address for the respective addressee provided on Exhibit I (each a “Notice Address”).  Notices shall be (a) delivered personally with a written receipt of delivery, (b) sent by a recognized overnight courier requiring a written acknowledgment of receipt or providing a certification of delivery or attempted deliver (e.g., Federal Express, Airborne, UPS), (c) sent by certified or registered mail, postage prepaid, return receipt requested, or (d) transmitted by facsimile machine provided that the facsimile transmission is received between 8:00 a.m. and 5:00 p.m. (as determined by the time zone of the addressee), Monday through Friday but excluding holidays on which the primary office of the addressee is closed, and provided, further, that a duplicate copy of the Notice is delivered to the respective Notice Address on the first regular business day following the date of facsimile transmission.  Notices shall be deemed delivered when actually received by the addressee at the respective Notice Address; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this Section, then the first attempted delivery shall be deemed to constitute delivery.

Holding, the Manager, the EC Members and the Company shall be entitled to change its Notice Address from time to time, and to add up to two (2) additional notice addressees, by delivering to Holding, the Manager, the EC Members and the Company notice thereof in the manner herein provided for the delivery of Notices.

8.2           Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of Holding and its successors, transferees and (subject to the limitations in Article V) assigns.

8.3           Headings.  Section and other headings contained in this Agreement (except for the definitions in Section 1.1) are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

8.4           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

8.5           Further Action.  Holding, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

8.6           Governing Law.  The laws of the State of Nevada shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

8.7           Waiver of Action for Partition.  Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s assets.

8.8           Counterpart Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.

8.9           Publicity.  Neither the Company, Holding, GC, Parent nor Station shall make any formal public statement(s) or announcements regarding the Project or this Agreement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that if any Party is unable to obtain the prior consent of the other with respect to a formal announcement that is, on the advice of legal counsel, believed to be required by law, then such party may make or issue such legally required statement or announcement and promptly furnish the other Parties with a copy thereof.

8.10         Transition as Manager.  After Station no longer is Manager for any reason, (a) Station shall reasonably cooperate with the Company, Holding and GC to make a transition in the management of the Project, including transferring all of the property of the Project, including books and records, customer lists, employee and services records and manuals, supplier lists and other similar documents or information, which shall remain the sole property of the Company, and (b) Station shall make itself reasonably available for reasonable and customary compensation to advise and consult in any transition for a reasonable period of time.

8.11         Broker Fees.  Holding represents and warrants that upon the formation of the Company or transfer of the Resort Property to the Company, there will be no brokerage fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity, with respect to or on account of the formation of the Company , arising by, through or under either such Party.

8.12         Securities under the UCC.  Notwithstanding any rule or construction to the contrary, the Membership Interest owned by Holding  is hereby deemed to be a “security” as that term is defined in Article 8 of the Uniform Commercial Code in effect on this date in the State of Nevada and, as such, the Membership Interest shall be governed thereby, and any certificate issued to evidence any Membership Interest shall bear a legend to that effect.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement  as of the Effective Date.

COMPANY:

ALIANTE GAMING, LLC

By:	Aliante Station, LLC, its Manager

	By:	Station Casinos, Inc., its Manager

	By:	/s/ RICHARD. J. HASKINS
Richard J. Haskins
Secretary

MEMBER:

ALIANTE HOLDING, LLC

By:	Aliante Station, LLC, a Member

	By:	Station Casinos, Inc, its Manager

	By:	/s/ RICHARD. J. HASKINS
Richard J. Haskins
Secretary

By:	G.C. Aliante, LLC, a Member

	By:	/s/ BRIAN L. GREENSPUN
Brian L. Greenspun
Manager

MANAGER:

ALIANTE STATION, LLC

By:	Station Casinos, Inc., its Manager

	By:	/s/ RICHARD. J. HASKINS
Richard J. Haskins
Secretary

Signature Page To Operating Agreement

ACKNOWLEDGED AND AGREED TO:

ALIANTE STATION, LLC, a member of Holding

By:	Station Casinos, Inc.
Its Manager

	By:	/s/ RICHARD. J. HASKINS
Richard J. Haskins
Secretary

G.C. ALIANTE, LLC, a member of Holding

	By:	/s/ BRIAN L. GREENSPUN
Brian L. Greenspun
Manager

EXHIBIT A

Articles of Organization

See attached.

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EXHIBIT B

Original Operating Agreement

See attached.

1

EXHIBIT C

Additional Property

See attached.

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EXHIBIT D

Example of Shared Expenses

The following are examples of costs that are allocated between Parent’s Subsidiaries that operate non-restricted gaming facilities (the “Hotel/Casinos”).

Room Reservations— Room Reservations is a centralized function that is accounted for at the Parent level.  This department books all rooms pre-sold at the Hotel/Casinos.  The costs incurred by Room Reservations relate to payroll, telephone service fees, and reservation fees paid for reservations booked by outside vendors.  These costs are allocated based on each Hotel/Casino’s share of total room inventory controlled by Parent’s Subsidiaries.

Station Advertising— Parent’s in-house advertising department performs various advertising functions for the Hotel/Casinos, including the following, the costs of which are allocated as follows:

•                                          Media purchases — billed directly to the Hotel/Casino which required the purchase at one hundred percent (100%) of cost (Purchasing media in-house avoids paying a fifteen percent (15%) media commission to an outside advertising agency).

•                                          Multi-Hotel/Casino media — allocated based upon a formula (generally).

•                                          Public relations—allocated equally between all Hotel/Casinos.

•                                          Special promotions — system-wide (allocated on a formula dependent upon participation).

•                                          Special promotions — single Hotel/Casino; billed to that Hotel/Casino.

•                                          In-house production — publications for human resources, video production, commercials, sign animation, web-site, etc.  (allocated based upon the type of activity and the number of Hotel/Casinos participating).

•                                          General operations — allocated based on a total revenue formula.

Information Technology (IT) — Parent runs its IT group centrally, allowing for specialists (programmers, help-desk, system administrators, etc.) to perform services at all Hotel/Casinos. This centralization and allocation eliminates the need for each Hotel/Casino to hire specialists and purchase related equipment. Direct costs, such as maintenance or service agreements for on-property equipment, are billed directly to the applicable Hotel/Casinos.  Indirect costs (primarily payroll and related benefits costs) are allocated to the Hotel/Casinos based upon percentage of total revenue.

Central Mail — Parent processes all direct mail at a central location rather than outsourcing this function.  The capital and operating costs of this function are allocated to each Hotel/Casino based upon the actual volume of mailings performed for that Hotel/Casino.

Food & Beverage Management — In order to ensure that the food and beverage operations at each of the Hotel/Casinos remains at the highest level of quality and consistency, Parent has centralized the supervision of food and beverage activities.  This function is allocated based on food and beverage revenue for each of the Hotel/Casinos.  The costs allocated are primarily

1

payroll and related benefit costs, as well as travel and entertainment, general supplies, and some consulting expenses.

Relationship Marketing — Parent operates its relationship marketing (database marketing) function centrally and allocates all costs equally between the Hotel/Casinos.  The costs allocated are primarily payroll and related benefit costs as well as travel and entertainment expenses.

Bank Charges — Parent manages its banking relationships centrally and bills each Hotel/Casino for direct charges generated by that Hotel/Casino.  These costs are specifically identifiable to the Hotel/Casino and relate to the transaction charges, primarily generated in the cage.  No payroll is allocated for this item.  Transactions include check cashing, purchasing and depositing currency, armored car services, etc.

Sportsbook — Parent manages its race and sportsbook operations centrally and allocates costs equally to each Hotel/Casino for the personnel required to administer this function.  The costs allocated are primarily payroll and related benefit costs.

Payroll Department — Parent processes all Nevada payroll from a central location and allocates the costs related to this function based on the number of employees at each Hotel/Casino.  The costs allocated are primarily payroll and related benefits costs.

* * * * *

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EXHIBIT E

Legal Description Losee Property

1.             The Losee Project, consisting of the following five parcels:

PARCEL ONE (1):

THAT PORTION OF THE SOUTHWEST QUARTER (SW 1/4) OF SECTION 13, TOWNSHIP 19 SOUTH, RANGE 61 EAST, M.D.B.&M, DESCRIBED AS FOLLOWS:

LOT ONE (1) AND TWO (2) OF THAT CERTAIN PARCEL MAP ON FILE IN FILE 71, PAGE 75 IN THE OFFICE OF THE COUNTY RECORDER, CLARK COUNTY, NEVADA.

PARCEL TWO (2):

THE NORTHEAST QUARTER (NE ¼) OF THE SOUTHEAST QUARTER (SE ¼) OF THE SOUTHWEST QUARTER (SW ¼) OF SECTION 13, TOWNSHIP 19 SOUTH, RANGE 61 EAST, M.D.B.&M.

BEING FURTHER DESCRIBED AS LOT ONE (1) OF THAT CERTAIN CERTIFICATE OF LAND DIVISION NO. 91-80 RECORDED JULY 18, 1980 IN BOOK 1250 AS DOCUMENT NO. 1209181, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM THE NORTH THIRTY (30) FEET, THE EAST FORTY (40) FEET, AND THAT CERTAIN SPANDREL AREA LOCATED IN THE NORTHEAST CORNER (NE COR.) AS CONVEYED TO THE COUNTY OF CLARK FOR ROAD PURPOSES BY DEED RECORDED JULY 8, 1980 IN  BOOK 1250 AS DOCUMENT NO. 1209182, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL THREE (3):

THE SOUTHEAST QUARTER (SE ¼) OF THE SOUTHEAST QUARTER (SE ¼) OF THE SOUTHWEST QUARTER (SW ¼) OF SECTION 13, TOWNSHIP 19 SOUTH, RANGE 61 EAST, M.D.B.&M.

EXCEPTING THEREFROM THE SOUTH FIFTY (50) FEET AND THE EAST 40 FEET, AS CONVEYED TO THE COUNTY OF CLARK FOR ROAD PURPOSES BY DEED RECORDED JULY 8, 1980 AS DOCUMENT NO. 1201982 IN BOOK 1250 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

BEING FURTHER DESCRIBED AS LOT 2 OF THAT CERTAIN CERTIFICATE OF LAND DIVISION RECORDED JULY 8, 1980 AS DOCUMENT NO. 1209181 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL FOUR (4):

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THE SOUTHWEST QUARTER (SW ¼) OF THE SOUTHEAST QUARTER (SE ¼) OF THE SOUTHWEST QUARTER (SW ¼) OF SECTION 13, TOWNSHIP 19 SOUTH, RANGE 61 EAST, M.D.B.&M.;

ALSO KNOWN AS LOT THREE (3) OF CERTIFICATE OF LAND DIVISION NO. 91-80, RECORDED JULY 8, 1980 IN BOOK 1250 AS DOCUMENT NO. 1209181, OFFICIAL RECORDS, CLARK COUNTY, NEVADA;

EXCEPTING THEREFROM THE WEST 30.00 FEET, THE SOUTH 50.00 FEET, AND THAT CERTAIN SPANDREL AREA LOCATED IN THE SOUTHWEST CORNER (SW COR.) THEREOF AS CONVEYED TO CLARK COUNTY FOR ROAD PURPOSES BY THAT CERTAIN DEED RECORDED JULY 8, 1980 IN BOOK 1250 AS DOCUMENT NO. 1209182, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL FIVE (5):

THE NORTHWEST QUARTER (NW ¼) OF THE SOUTHEAST QUARTER (SE ¼) OF THE SOUTHWEST QUARTER (SW ¼) OF SECTION 13, TOWNSHIP 19 SOUTH, RANGE 61 EAST, M.D.B.&M.

EXCEPTING THEREFROM THE NORTH 30 FEET AND WEST 30 FEET, AS CONVEYED TO THE COUNTY OF CLARK FOR ROAD PURPOSES BY DEED RECORDED JULY 8, 1980, IN BOOK 1250, AS INSTRUMENT/FILE NO. 1209182, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

BEING FURTHER DESCRIBED AS LOT 4 OF THAT CERTAIN CERTIFICATE OF LAND DIVISION RECORDED JULY 8, 1980 AS INSTRUMENT/FILE NO. 1209181, CLARK COUNTY, NEVADA.

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EXHIBIT F

Legal Description of Resort Property

ALL OF PARCEL 34 AS SHOWN ON THE FINAL MAP OF ALIANTE NORTH, RECORDED IN BOOK 110 OF PLATS, PAGE 72, IN THE OFFICE OF THE COUNTY RECORDER OF CLARK COUNTY, NEVADA

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EXHIBIT G

Restricted Area

See attached

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EXHIBIT H

Location of Relocated Drainage Easement

See attached.

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EXHIBIT I

Notice Addresses

Company:	Aliante Gaming, LLC
c/o Aliante Station, LLC, its Manager
c/o Station Casinos, Inc, its manager
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Frank J. Fertitta III

with copy to:	Station Casinos, Inc.
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Richard J. Haskins, Esq.

Holding:	Aliante Station LLC, a member
c/o Station Casinos, Inc, its manager
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Frank J. Fertitta III

and

G.C. Aliante, LLC, a member
c/o The Greenspun Corporation
901 North Green Valley Parkway, Suite 210
Henderson, NV 89074
Attention: Brian L. Greenspun

with copies to:	Station Casinos, Inc.
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Richard J. Haskins, Esq.

and

The Greenspun Corporation
901 North Green Valley Parkway
Suite 210
Henderson, NV 89014
Attention: Key Reid

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GC:	G.C. Aliante, LLC
c/o The Greenspun Corporation
901 North Green Valley Parkway, Suite 210
Henderson, NV 89074
Attention: Brian L. Greenspun

with a copy to:	The Greenspun Corporation
901 North Green Valley Parkway
Suite 210
Henderson, NV 89014
Attention: Key Reid

Station:	Aliante Station, LLC
c/o Station Casinos, Inc., its manager
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Richard J. Haskins, Esq.

Manager:	Aliante Station, LLC, Manager
c/o Station Casinos, Inc, its manager
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Frank J. Fertitta III

with copy to:	Station Casinos, Inc.
2411 Sahara Avenue
Las Vegas, NV 89102
Attention: Richard J. Haskins, Esq.

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SCHEDULE 3.3

Manager’s Duties During Pre-Opening Period

In addition to the provisions of Section 3.3 of the Agreement, the Manager shall have the following duties and responsibilities during the Pre-Opening Period:

(a)           The Manager shall develop and submit to the Executive Committee for its approval, along with supporting information therefor, the following:

(i)            the preliminary conceptual architectural design for the Project;

(ii)           the  preliminary Timetable for the Project; and

(iii)          the preliminary construction budget for the Project.

(b)           Master Development Plan.  The Manager shall consult with the Executive Committee on a regular basis regarding the formulation of the components of the Master Development Plan and shall submit such components for approval by the Executive Committee prior to submittal thereof to the City of North Las Vegas, Nevada, (or other application or filing to any governmental or quasi-governmental entity) and at times necessary in order to commence construction of the Project in accordance with the Timetable.  Further, at the sole expense of the Company, pursuant to the approved Design, Development and Construction Budget, the Manager shall, subject to Force Majeure, take commercially reasonable steps to cause the Company to obtain timely all Governmental Approvals necessary in order to commence construction of the Project in accordance with the Timetable.  In addition, at the sole expense of the Company, pursuant to the approved Design, Development and Construction Budget, the Manager shall take commercially reasonable steps to cause the Company to procure and maintain insurance during construction that conforms to reasonable industry standards; such insurance shall conform to the applicable requirements of Paragraph (l) of Schedule 3.4 (e.g., Holding being an additional insured, thirty (30) day notice of cancellation, etc.).

(c)           Construction and Permanent Financing.  The Manager shall develop and submit to the Executive Committee for its approval, along with supporting information therefor, (i) the term sheet for the Construction Financing and Permanent Financing for the Project and (ii) written expressions of interest from one or more lenders interested in providing such financing to the Company.  Subject to Section 3.13(vv) of the Agreement, the Manager shall make application for, and shall, subject to Force Majeure, take all commercially reasonable steps within its control to cause the Company to obtain, at the Company’s sole cost and expense, a commitment or signed engagement letter for Construction Financing and Permanent Financing in accordance with the Timetable.

(d)           Construction of Improvements.  Subject to Force Majeure, the Manager shall take commercially reasonable steps to cause the Company to commence rough grading of the Resort Property and construction of the Improvements in accordance with the Timetable and the Master Development Plan and shall diligently prosecute such construction to completion, and in any

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event shall use commercially reasonable efforts to protect the Resort Property’s land use entitlements.

The Manager may authorize a change order which changes the Design Plan, the Construction Plan, the Design, Development and Construction Budget or Master Development Plan without the prior approval of the Executive Committee; provided, however, the Executive Committee’s prior approval shall be required for any change order that materially changes the Design Plan, the Construction Plan, the Design, Development and Construction Budget or Master Development Plan.  The Manager shall provide to each of the EC Members a written request for approval of each proposed material change in the Design Plan, the Construction Plan, the Design, Development and Construction Budget or Master Development Plan.  In the event that neither EC Member notifies the Manager within seven (7) calendar days after receipt of such written request for approval of a material change to the Design Plan, the Construction Plan, the Design, Development and Construction Budget or Master Development Plan that he objects to such change, the Executive Committee shall be deemed to have approved such material change.  A material change requiring the approval of the Executive Committee is any item that: (i) materially changes the scope, appearance or functionality of the Project; or (ii) increases the cost of the design and construction of the Project as set forth in the Design, Development and Construction Budget by more than the lesser of (A) the aggregate amount of the contingency reserve or (B) ten percent (10%) of the aggregate budgeted cost of the Project, as set forth in the Design, Development and Constructions Budget, or (iii) changes in the cost of any single line item in the Design, Development and Construction Budget by more than $1,000,000.

(e)           Major Land Use Approvals.  The Manager shall use commercially reasonable efforts to obtain, within nine (9) months after the Executive Committee approves the preliminary architectural plans for the Project, all major land use approvals necessary for the construction of the Project in accordance with such preliminary architectural plans.

(f)            Construction Contract Approvals.  The Manager shall submit the Company’s contracts with the architect, interior design and landscaping prime contractors for the Project and the general construction contractor for the Project for the prior approval of the Executive Committee.

(g)           Pre-Opening Plan.  The Manager shall prepare and submit for Executive Committee approval within ninety (90) days prior to the Opening, and put into effect as appropriate after receiving such approval, a Pre-Opening Plan for the organization, services, sales and marketing program of the Project, and shall use commercially reasonable efforts to cause the Company to engage the General Manager and such employees as may be necessary in connection with the operation of the Project.

(h)           Pre-Opening Services.  Consistent with the approved Pre-Opening Plan, the Manager shall use commercially reasonable efforts to cause the Company to enter into agreements and arrangements with concessionaires, licensees, tenants, suppliers, sub-contractors or other intended users of the facilities of the Project, subject to the prior approval of the Executive Committee in the case of leases, licenses or concessions or other contracts as set forth in Paragraph (m) of Schedule 3.4 and Section 3.13 of the Agreement.  The Manager shall recruit and train for and on behalf of the Company the initial staff of the Project through such training

2

programs and other training techniques as the Manager shall deem advisable and test the proposed operation of the Project by furnishing the services normally offered in the operation of a hotel/casino, including the serving of food and beverages, and generally operating the completed portions of the Project for a reasonable test period immediately prior to the Opening.

(i)            Reporting.  During the Pre-Opening Period, the Manager shall provide the Executive Committee with monthly progress reports not later than the twenty-seventh (27th) day of each month, which progress reports shall set forth in reasonable detail all expenditures during the preceding month together with a comparison of such expenditures to budgeted amounts and a revised estimate of the Project’s remaining cost to completion.  In addition, representatives of the Manager shall be available to meet with the Executive Committee on at least a monthly basis to review the status of the Project.

(j)            Contracts.  The Manager shall use commercially reasonable efforts to cause the Company to comply with and not to become in default under any contract, agreement, loan document or other obligation of the Company if the failure to comply therewith or a default thereunder would have a material adverse effect on the Company or any Member.

(k)           Additional Responsibilities.  The Manager shall comply with the provisions of Paragraphs (c), (h), (j), (n) and (p) of Schedule 3.4 prior to Opening, and Holding and the Executive Committee shall have their respective rights as set forth therein.  Also, the provisions of Paragraphs (d), (e) and (f) of Schedule 3.4 shall apply prior to the Opening to the extent that they reasonably should be applicable.

(l)            Opening Date.  Notwithstanding anything to the contrary in the Agreement or in this Schedule 3.3, subject to Force Majeure, the Manager shall use commercially reasonable efforts to cause the Company to take all actions necessary to cause the Project to be completed and the Opening to occur not later than the Opening date set forth in the Timetable.

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SCHEDULE 3.4

Manager’s Duties During Operating Period

                In addition to the provisions of Section 3.4 of the Agreement, during the Operating Period and, to the extent applicable, prior to the Operating Period, and with respect to each Expansion Project, the Manager shall have the following duties and responsibilities, which, except as provided in the Agreement (including the necessity for approval of the Annual Plan and Operating Budget or inclusion in the Design, Development and Construction Budget, as applicable), shall be at the sole cost and expense of the Company:

(a)           Annual Plan and Operating Budget.

(i)            Not fewer than ninety (90) days prior to Opening and not fewer than forty five (45) days prior to the commencement of each full Fiscal Year thereafter, the Manager shall submit for approval by the Executive Committee a proposed Annual Plan and Operating Budget.  If the Executive Committee fails to approve the proposed Annual Plan and Operating Budget by December 1 of any given calendar year, the Project shall continue to operate under the most recent Annual Plan and Operating Budget as if it were for such upcoming Fiscal Year until the Executive Committee otherwise agrees pursuant to the terms of the Agreement; except that capital expenditures (including equipment leases and similar transactions) for Capital Improvements and Replacements shall be permitted to the extent that amounts on deposit in the Reserve Fund are sufficient to fund the costs of such expenditures and thereafter only to repair or replace damaged or worn portions of the Project or damaged, worn, obsolete or unusable Furniture, Fixtures and Equipment.

(ii)           The Manager shall propose revisions to the Annual Plan and Operating Budget from time to time to reflect any unanticipated significant changes, variables or events or to include significant additional unanticipated items of income or expense.  Any such revision shall be submitted to the Executive Committee for approval.  If the Executive Committee fails to approve such revision within thirty (30) days after the date of such submission, the Project shall be operated in accordance with the original Annual Plan and Operating Budget until the Executive Committee otherwise agrees pursuant to the terms of the Agreement.

(iii)          Except as expressly set forth in Section 3.13 of the Agreement or elsewhere in the Agreement, the Manager may enter into any contract, agreement, license or other financial obligation so long as the amounts required to finance the Company’s performance of such contract, agreement, license or other financial obligation during the then-current Fiscal Year have been included in the then-current Annual Plan and Operating Budget, or make any change in the interior or exterior use, operation, functionality or appearance of the Project (that is not a material change), without the prior approval of the Executive Committee.  In the event that the Manager requests the approval of the Executive Committee for a material change to the interior or exterior use, operation, functionality or appearance of the Project and neither member of the Executive Committee notifies the Manager within seven (7) calendar days after receipt of such written request that he objects to such change, the Executive Committee shall be deemed to have approved such material change.

(iv)          A pro forma for the first five (5) years of operation of the Project, including compensation projected to be payable to the Manager pursuant to Section 3.5 of the Agreement, shall be provided to Holding and the EC Members prior to the Opening.  The pro forma shall be for illustrative purposes only and shall not be an approved Annual Plan and Operating Budget. and neither Holding nor GC nor Station  shall make any representations or warranties with respect thereto.

(b)           Capital Expenditures.

(i)            The Manager shall recommend to the Executive Committee from time to time proposed Capital Improvements and Replacements and the design and specifics thereof.  If the Executive Committee approves such Capital Improvements and Replacements (including a budget therefor), the Manager shall use commercially reasonable efforts to cause the installation thereof.  All Capital Improvements and Replacements approved by the Executive Committee shall be made at the sole cost and expense of the Company (subject to the budget therefor) and to the extent reasonably feasible in a manner that will minimize any adverse impact on the normal operation of the Project.

(ii)           The Manager shall, to the extent Company funds are available following disbursement of funds in accordance with Paragraph (k) below, set aside within fifteen (15) days following the end of each Fiscal Month after Opening an amount equal to three percent (3%) of Gross Revenues for each such Fiscal Month, which amounts shall be deposited into the Reserve Fund to pay for Capital Improvements and Replacements; provided, however, to the extent that there is borrowing availability under the Expansion Financing or Permanent Financing, as the case may be, in an amount equal to or greater than the amount then required to be deposited in the Reserve Fund, then the Manager may, to the maximum extent permitted under any Expansion Financing or Permanent Financing, maintain borrowing availability from such credit facility to be drawn in lieu of such “cash-funded” Reserve Fund.  To the extent that the Manager so maintains borrowing availability under any Expansion Financing or Permanent Financing for the Reserve Fund, then Holding shall not have any obligation to make additional Capital Contributions pursuant to Section 4.2(c) of the  Agreement.  Any expenditures for Capital Improvements and Replacements during any Fiscal Year which have been budgeted in the Annual Plan and Operating Budget or otherwise approved by the Executive Committee may be made by the Manager without additional approval and, to the extent funds are available, such payments shall be made by the Manager from the Reserve Fund (including accrued interest and unused accumulations from earlier years) or from borrowing under the Expansion Financing or Permanent Financing, as the case may be.  Any amounts remaining in the Reserve Fund at the close of a Fiscal Year shall be carried forward and retained in the Reserve Fund until fully used as herein provided.  To the extent the Reserve Fund is insufficient at a particular time, or to the extent the Reserve Fund plus anticipated contributions for the existing Fiscal Year is less than the amount required by the Annual Plan and Operating Budget for the ensuing Fiscal Year, then additional expenditures shall be subject to the prior approval of the Executive Committee pursuant to the terms of the Agreement and, if such expenditures are approved, the Executive Committee shall determine the source of funds for such Capital Improvements and Replacements; provided, however, that Holding shall have the funding obligation set forth in Section 4.2(c) of the Agreement.  The Manager may, in its reasonable discretion, sell capital items that are obsolete or are no longer needed for the operation of the Project and deposit the proceeds thereof in the Reserve Fund; provided, however, that prior approval of the Executive Committee shall be required with respect to the sale of any capital item with a fair market value of $500,000 or more.

(iii)          In the event a condition should exist with respect to the Project of an emergency nature, including structural repairs, which requires that immediate repairs are necessary to preserve and protect the Project, assure its continued operation or protect the health and safety of its guests or employees, the Manager, on behalf and at the sole cost and expense of the Company and as an Operating Cost, is authorized to take all steps and to make all expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the applicable Annual Plan and Operating Budget for any such emergency expenditures, up to a maximum of $500,000 for any single  emergency.  The Manager agrees that it shall cause the Company to make such repairs and replacements only after it has made a reasonable attempt (if circumstances permit) to inform the Executive Committee of the existence of such emergency, the repairs and replacements it proposes to make, and the estimated amount of expenditures to be incurred.  If the Manager has been unable to advise the Executive Committee in advance, it shall promptly notify the Executive Committee after taking any necessary action.  Expenditures made by the Manager in connection with an emergency shall be paid for first by the Company from the Reserve Fund to the extent funds are available, and then from the Operating Bank Account.

(iv)          In the event that repairs to, or additions, changes or corrections in, the Project of any nature shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, the Manager shall inform the Executive Committee of the existence of the governmental regulations and the repairs, additions, changes or corrections it believes are required to be made and the estimated expenditures to be incurred.  The Executive Committee shall determine whether to contest the validity or application of any such governmental requirements or to make such repairs; provided, however, that the Manager shall be authorized and empowered to take all actions it reasonably believes are necessary to comply with applicable laws if the failure to so comply might expose the Company, Holding or the Manager to criminal liability, materially and adversely affect the operation of the Project, or jeopardize any Gaming License held by the Manager, Parent, any of Parent’s Subsidiaries, Holding or the Company.

(c)           Permits.  The Manager, at the sole cost and expense of the Company, shall use commercially reasonable efforts to obtain on or before the Opening and thereafter keep in full force and effect, all Governmental Approvals, including Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses, as may be required for the operation of the Project pursuant to the operations standard in Section 3.1(b) of the Agreement, other than any Gaming Licenses or liquor licenses, permits or approvals required to be obtained by Holding, Parent, GC and their Affiliates in their individual capacities (which Holding agrees to use its best efforts to obtain at their respective sole cost and expense prior to the scheduled Opening, including the timely submission of all applications and disclosures required or requested by the Gaming Authorities and liquor licensing authorities).  The Manager shall operate and manage the Project in a manner that will not materially adversely affect the Governmental Approvals necessary for the operation of the Project, but in all events shall use all reasonable efforts within its control to cause the Company, at the Company’s sole cost and expense, to comply with all material conditions or requirements set out in any Governmental Approvals.

(d)           Operating Supplies and Operating Consumables.  After Opening, the Manager shall, on behalf of the Company, use commercially reasonable efforts to obtain and maintain such Operating Supplies and Operating Consumables as it deems reasonably necessary for the operation of the Project in accordance with the Master Development Plan and subject to the provisions of the Agreement and the then-current Annual Plan and Operating Budget.

(e)           Personnel.

(i)            The Manager shall hire all employees of the Company for and on behalf of the Company.  All personnel hired by the Company for the Project (other than those that constitute Shared Expenses) shall be employees of the Company and all wages, compensation and benefits shall be the exclusive obligation of the Company and the Manager shall not be liable to any of the Company’s personnel therefor, except to the extent that the Manager sets the compensation in contravention of the Annual Plan and Operating Budget without the Executive Committee’s approval.  Subject to the Annual Plan and Operating Budget, the Manager shall hire, supervise, direct, discharge and determine the compensation, other benefits and terms of employment of the Company’s personnel.  With the exception of the General Manager, the Manager shall be the sole judge of the fitness and qualifications of such personnel and is vested with absolute discretion in hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such personnel.  Holding may consult, advise or communicate with the Manager, Construction Manager or the General Manager regarding Project personnel or problems related to personnel at any time, but Holding shall not interfere with or give orders or instructions to any personnel employed at the Project.

(ii)           The Manager shall use commercially reasonable efforts to cause the Company to obtain workers’ compensation insurance and employer’s liability insurance.  The insurance coverages required hereunder shall be set forth in the Annual Plan and Operating Budget.

(iii)          The general hiring policies and the discharge of employees at the Project shall in all material respects comply with all “Equal Employment Opportunity” laws and regulations, and the Manager agrees to comply in all material respects with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of the Project, including without limitation all “Equal Employment Opportunity” laws and regulations.

(iv)          The Manager shall keep the Executive Committee informed of all negotiations with labor unions representing employees at the Project, and neither the Manager nor the Company shall enter into any union contracts covering its employees without the prior approval of the Executive Committee pursuant to the terms of the Agreement, unless required by law to do so (which contracts, in all cases, shall be furnished to the Executive Committee as soon as reasonably possible).

(f)            Sales, Marketing and Advertising.  Subject to the Annual Plan and Operating Budget, the Manager shall, at the sole cost and expense of the Company, advertise and promote the business of the Project, institute and supervise a sales and marketing program, and coordinate with tour programs marketed by airlines, travel agents and government tourist departments when the Manager deems the same to be advisable for the operation of the Project.  Subject to the Annual Plan and Operating Budget, the Manager may cause the Project to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages to customers, bona fide travel agents, tourist officials and airline representatives where such is customary and appropriate in the gaming industry.

(g)           Maintenance and Repairs.  Subject to the Annual Plan and Operating Budget, the Manager shall make or cause the Company to make, at the sole cost and expense of the Company, all repairs, replacements, corrections and maintenance items to the Project as shall be required in the normal and ordinary course of operation of the Project.  In conjunction therewith and subject to the Agreement (including Section 3.13 of the Agreement) and the Annual Plan and Operating Budget, the Manager is authorized to make and enter into in the name of, for the account of and at the expense of the Company, all such contracts and agreements as in the Manager’s opinion are reasonably necessary for the repair and maintenance of the Project and to cause the same to be paid by the Company when due.

(h)           Compliance with Legal Requirements.  The Manager shall take all commercially reasonable actions necessary to materially comply with, and to cause the Company to materially comply with, any and all laws, orders or requirements of any federal, state, county or municipal agency affecting the Project or the ownership or operations thereof.  The Executive Committee shall determine whether to contest any tax payment or assessment, or any governmental or regulatory order or requirements (except that, where failure to comply promptly with any such order or requirements might expose the Company, any Member or the Manager to criminal liability, materially and adversely affect the operation of the Project or jeopardize any Gaming License held by the Manager, Parent, any of Parent’s Subsidiaries, Holding or GC or their Affiliates, the Manager may take such action without Executive Committee approval).  The Manager shall promptly notify the Executive Committee in writing of all such orders and notices or requirements that are received by the Manager.  Except as otherwise provided in the Agreement, the costs of such compliance shall be at the expense of the Company.

(i)            Financial Statements.

(i)            On or before the fifteenth (15th) day of each Fiscal Month, the Manager shall deliver to Holding a Profit and Loss statement, statement of income and balance sheet showing the results of the operation of the Project for the preceding Fiscal Month and the year-to-date, and having attached thereto a computation of the Base Management Fee and Incentive Management Fee for such preceding month and the year-to-date.

(ii)           Within ninety (90) days after the end of each Fiscal Year, the Manager shall deliver to Holding an audited balance sheet together with a comparison to the previous Fiscal Year (after the first full Fiscal Year) and a related detailed statement of Profit and Loss (including all supporting departmental schedules of revenues and expenses), together with a comparison to the previous Fiscal Year and the current Annual Plan and Operating Budget, and having annexed thereto a computation in reasonable detail of the Base Management Fee and Incentive Management Fee for such Fiscal Year; and

(iii)          Upon the written request of Holding, such other additional statements, computations and reports regularly or otherwise prepared by the Company, or otherwise contemplated or required under the Agreement.

(j)            Accounting Matters and Fiscal Periods.

(i)            At the cost and expense of the Company, the Manager shall cause an audit of the Company’s annual financial statements to be performed following the end of each Fiscal Year (and upon termination of the Agreement if not coincident with a Fiscal Year end) by a nationally-recognized, independent certified public accounting firm with expertise in gaming proposed by the Manager and approved by the Executive Committee pursuant to the terms of the Agreement.

(ii)           The books and records reflecting the Project operations shall be kept by the Manager in accordance with GAAP applied on a consistent basis, and shall be maintained in the Las Vegas, Nevada metropolitan area. Holding, Parent and GC and their accounting firms shall have the right to examine and copy the books and records of the Project upon reasonable prior notice to the Manager.

(k)           Operating Bank Account.  Subject to the terms and conditions of the Agreement, all sums received from the operation of the Project and all sums advanced by the Company for purposes other than Capital Improvements and Replacement shall be deposited in the Operating Bank Account.  The Manager shall disburse funds from the Operating Bank Account on a monthly basis in the following order of priority and to the extent available:

(i)            when due, all Operating Costs;

(ii)           when due, the payment of debt service with respect to the Construction Financing, Expansion Financing or Permanent Financing;

(iii)          when due, the payment of debt service with respect to other loans from third parties;

(iv)          the Base Management Fee and Incentive Management Fee (including any accrued Base Management Fee and Incentive Management Fee from prior periods); except in the event that Station (A) is no longer a member of Holding, the Base Management Fee and Incentive Management Fee (including any accrued Base Management Fee and Incentive Management Fee from prior periods) shall be paid as an Operating Cost under Clause (i) above, or (B) is in default of its obligations as a member of Holding, in which event the Base Management Fee and Incentive Management Fee that accrues following such default shall be paid after the payment of any debt service due to any lender under Clause (vii) below;

(v)           the payment for emergency expenditures to the extent paid from the Operating Bank Account or from amounts on deposit in the Reserve Fund;

(vi)          deposits into the Reserve Fund and any other reserves established by the Executive Committee for anticipated expenditures, liabilities or contingencies;

(vii)         when due, the payment of debt service with respect to any loans from Holding, GC or Parent; and

(viii)        the remaining balance thereof shall constitute “Distributable Cash” for purposes of the Agreement.

In following the priorities set forth above, the Manager will reserve funds in the Operating Bank Account each Fiscal Month for payment of any Operating Costs for any of the above items which the Manager has a duty to pay that are not paid on a monthly basis (e.g., real estate taxes, insurance premiums and so on).  To the extent that there are sufficient funds on deposit in the Operating Bank Account, the Manager shall perform the function of paying all Operating Costs and other items set forth above (including but not limited to debt service, real estate taxes, insurance premiums, etc.) unless otherwise agreed by the Executive Committee.

(l)            Insurance Coverage.  The Manager agrees to use commercially reasonable efforts to cause the Company to procure and maintain at all times during the term hereof, as an Operating Cost, insurance in such amounts and coverages as may be required by the then-current Annual Plan and Operating Budget, which shall be no less than that necessary to conform to reasonable industry standards for a similar hotel and casino, taking into consideration inflation and any events or trends of liability which affect the risks attendant to owning and operating the Project.  All such insurance shall be provided under policies issued by insurance companies of good reputation and of sound financial responsibility and licensed by the State of Nevada.  All liability, business interruption and crime insurance policies shall be written in the name of the Company with Holding, each of the members of Holding and the Manager being named thereon as additional insureds.  All insurance policies shall be endorsed specifically to the effect that the proceeds of any crime or business interruption losses shall be made payable to the Company, or to the extent required by any lender of Construction Financing, Permanent Financing, Expansion Financing  or other financing, to such lender.  All such policies of insurance shall also be endorsed specifically to the effect that such policies shall not be canceled or materially changed without at least thirty (30) days prior written notice to Holding and the Manager.  To the extent obtainable without significantly increasing the premium cost, all policies of comprehensive public liability insurance and comprehensive crime insurance shall contain an endorsement to the effect that such insurance shall be primary to any other similar insurance carried by the Company, Holding or the Manager.  Certificates of insurance shall be sent to Holding and the Manager pursuant to Section 8.1 of the Agreement.

(m)          Lease Agreements.  The Manager shall be responsible for the leasing of space in the Project in the Company’s name to third-party lessees, licensees and concessionaires, subject to the prior approval of the Executive Committee of the tenant, licensee or concessionaire, and terms of such leases, licenses or other occupancy agreements.  The Manager will enforce such leases, licenses or other occupancy agreements in a manner which is consistent with sound business practices.  Revenues received by the Company under any lease, license or occupancy agreements shall be deemed a part of Gross Revenues as defined under the Agreement, except for reimbursements for utilities, taxes or similar matters.

(n)           Legal Action.  The Manager shall have the right to institute, on behalf of and in the name of the Company, any and all legal actions or proceedings affecting the Project, including the construction thereof, such as, but not limited to, to collect charges, rent or other income from the Project or to remove any tenants, terminate a lease, license, or concession agreement, a breach thereof or default entered by any tenant, licensee, concessionaire, supplier, or contractor, or to protect and/or litigate to final decision in any appropriate forum, any violation, rule, regulation or agreement concerning the Project, including the construction thereof; provided, however, that approval of the Executive Committee pursuant to the terms of the Agreement shall be required with respect to the institution or defense of any action (or settlement thereof) where there is a reasonable possibility of exposure to the Company in excess of $250,000 or that could have a material adverse effect on the operation of the Project; provided, further, that the Executive Committee shall be deemed to have approved the institution of any action or defense of an action unless either EC Member notifies the Manager that he disapproves such action within seven (7) days after receipt of written notice requesting such institution or defense.  Any counsel to be engaged under this subsection (n) with respect to any matter with a reasonable possibility of exposure to the Company in excess of $250,000 or that could have a material adverse effect on the operation of the Project shall be proposed by the Manager, subject to the prior approval of the Executive Committee pursuant to the terms of the Agreement.  The Annual Plan and Operating Budget shall contain an amount, approved pursuant to Paragraph (a) above, with respect to any litigation or legal fees the Company anticipates incurring (as the same shall be amended pursuant to Paragraph (a)(ii) above from time to time at the request of Holding, the Manager or GC in the event of the need to incur litigation or legal fees after the establishment of the Annual Plan and Operating Budget), which may be incurred by either Holding, the Manager or GC (or an Affiliate of GC) as provided in the Agreement.

(o)           Consultation.  When requested to do so, representatives of the Manager and the General Manager shall meet with the Executive Committee to discuss the performance of the Project and of the Manager of its obligations hereunder and the Manager’s plans and expectations for the Project for the remaining Fiscal Year.

(p)           Emergencies.  Notwithstanding anything to the contrary contained within this Schedule 3.4, if at any time it becomes necessary in the Manager’s reasonable judgment to cease operations of all or part of the Project to protect the Project from material and adverse consequences or to protect the health, safety or welfare of the guests or employees of the Project, then the Manager may close and cease operations of that portion of the Project, reopening the same when the Manager reasonably believes that such event has passed; provided, however, that the Manager shall immediately notify the Executive Committee of such event and shall keep that portion of the Project closed for the minimum reasonable period of time.

(q)           Contracts.  The Manager shall use commercially reasonable efforts to cause the Company to comply with and not to become in default under any contract, agreement, loan document or other obligation of the Company if such failure to comply or a default thereunder would have a material adverse effect on the Company or Holding, unless such action is approved by the Executive Committee, to the extent so affected.

(r)            Expansion Project(s).  With respect to each Expansion Project:

(i)            In General.  Subject to Force Majeure, the Manager shall use commercially reasonable efforts to (A) supervise and cause the completion of each  Expansion Project in accordance with the applicable Expansion Project Construction Plan and Expansion Project Design Plan in line with the Expansion Project Budget for such  Expansion Project, (B) protect the Resort Property’s land use entitlements and (C) obtain on behalf of the Company all Furniture, Fixtures and Equipment requisite for the operation of the Expansion Project, at the Company’s sole cost and expense.

(ii)           Expansion Project Construction Manager.  The Manager shall select the  Expansion Project Construction Manager with the prior approval of the Executive Committee pursuant to the terms of the Agreement.

(iii)          Expansion Project Design, Plan and Budget.  The Manager shall submit to the Executive Committee for approval each Expansion Project, consisting of the Expansion Project Design Plan, Expansion Project Construction Plan and Expansion Project Budget.  The Expansion Project Design Plan and Expansion Project Construction Plan may be approved in whole or in segments or by components by the Executive Committee pursuant to the terms of the Agreement.

(iv)          Contractors.  The Manager shall select, subject to the prior approval of the Executive Committee, the general contractor and architectural, interior design and landscaping firms for each Expansion Project.  The Manager shall submit the Company’s contracts with the architect, interior design, landscaping prime contractor and general construction contractor for the prior approval of the Executive Committee pursuant to the terms of the Agreement.

(v)           Change Orders.  With respect to change orders relating to an Expansion Project, the Executive Committee shall establish the parameters within which the Manager may make change orders without the approval of the Executive Committee at the time the Executive Committee approves the Expansion Project Budget.

(vi)          Reports.  The Manager shall provide the Executive Committee with monthly progress reports on each Expansion Project no later than the twenty seventh

(27th) day of each calendar month, which progress report shall state in reasonable detail all expenditures during the preceding calendar month together with a comparison of such expenditures to budgeted amounts and a revised estimate of the Expansion Project’s remaining costs to completion.  In addition, representatives of the Manager shall be available to meet with the Executive Committee when so requested to review the status of such Expansion Project.

ATTACHMENT I

Form of License and Support Agreement

See Attached

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ATTACHMENT II

Form of License Agreement

See Attached

1